UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Delphi Corporation

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SEC 1913 (3-99)

DELPHI CORPORATION

5725 Delphi Drive

Troy, Michigan 48098

March 26, 2004

TO OUR STOCKHOLDERS:

Our 2004 annual meeting of stockholders will be held at the Hilton, Jackson, 1001 East County Line Road, Jackson, Mississippi 39211 on May 6, 2004. The annual meeting will begin promptly at 8:00 a.m., local time. If you plan to attend the meeting, please check the box on your proxy card indicating your intention to do so.

Please read these materials so that you will know what we plan to do at the meeting. Also, please instruct us via the Internet or by telephone as to how you would like to vote, or sign and return the accompanying proxy card in the enclosed postage-paid envelope. Instructions on how to vote are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at Delphi’s home page on the World Wide Web (www.delphi.com). Those of our stockholders who have consented to receiving these materials electronically rather than receiving paper copies in the mail will receive only a copy of the notice of annual meeting by mail.

J.T. Battenberg III
Chairman, Chief Executive Officer and President

Whether or not you plan to attend the meeting, please provide your proxy by using the Internet, calling the toll-free telephone number, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of Delphi Corporation will be held at the Hilton, Jackson, 1001 East County Line Road, Jackson, Mississippi 39211, on Thursday, May 6, 2004, at 8:00 a.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of three directors to three-year terms on the Board of Directors. The Board has nominated for re-election Oscar de Paula Bernardes Neto, Dr. Bernd Gottschalk and John D. Opie, all current directors.

Proposal 2.	The ratification of Deloitte & Touche LLP as Delphi’s independent public accountants for 2004. Deloitte & Touche LLP served in this same capacity in 2003.

Proposal 3.	The approval of the Delphi Corporation Annual Incentive Plan.

Proposal 4.	The approval of the Delphi Corporation Long-Term Incentive Plan.

Proposal 5.	A stockholder proposal relating to the redemption of Delphi’s stockholder rights plan.

Proposal 6.	A stockholder proposal relating to the annual election of directors.

Proposal 7.	A stockholder proposal relating to the adoption of a code for Delphi’s international operations.

The record date for the annual meeting is March 8, 2004. Only stockholders of record at the close of business on that date may vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

DIANE L. KAYE
Secretary

Troy, Michigan

March 26, 2004

March 26, 2004

DELPHI CORPORATION

5725 Delphi Drive

Troy, Michigan 48098

Proxy Statement

The Delphi Board of Directors is soliciting proxies to be used at the 2004 annual meeting. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement and the accompanying proxy card are being distributed beginning March 26, 2004.

Who Can Vote

Stockholders of record of our common stock at the close of business on March 8, 2004, the record date, may vote at the annual meeting.

On March 8, 2004, 560,345,280 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How You Can Vote

Stockholders of record can give a proxy to be voted at the meeting in any one of the following ways:

•	over the Internet,

•	over the telephone by calling the toll-free number identified on the attached proxy card, or

•	by completing and mailing the enclosed proxy card.

Stockholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

The Internet and telephone voting procedures have been set up for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by using the Internet or by telephone, please refer to the specific instructions contained in the enclosed proxy card. If you wish to vote using the enclosed proxy card, please sign and return your signed proxy to us before the annual meeting, and we will vote your shares as you direct.

Whether you vote over the Internet, by telephone, or by mail, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from the other proposals presented at the meeting. Proposals 1, 2, 3 and 4 will be presented at the meeting by management, and the rest may be presented by stockholders. The proposals are described in this proxy statement under the “Proposals Requiring Your Vote” section of this proxy statement.

If you do not specify on your proxy card (or when giving your proxy over the Internet or by telephone) how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under Proposal 1 in the section entitled “Proposals Requiring your Vote,” “For” Proposal 2, “For” Proposal 3, “For” Proposal 4 and “Against” Proposal 5, Proposal 6 and Proposal 7.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by notifying Delphi’s secretary in writing;

(2)	by submitting another proxy via the Internet, by telephone, or by mail that is received later and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

You will not revoke a proxy merely by attending the meeting; to revoke a proxy, you must take one of the actions described above.

How to Vote Under Employee Plans

If you participate in the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States, the Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States, the ASEC Manufacturing Savings Plan, the Delphi Mechatronic Systems Savings-Stock Purchase Program, the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States, the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States, the General Motors Canadian Savings-Stock Purchase Program, the Saturn Individual Savings Plan for Represented Members or the GMAC Mortgage Corporation Savings Incentive Plan, then you may be receiving these materials because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares, or give those instructions over the Internet or the telephone. They will vote the shares in accordance with your instructions and the terms of the plan.

If you do not provide voting instructions for shares held for you in any of these plans, then:

•	your shares will not be voted for the following plans:

—	the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States;

—	the General Motors Canadian Savings-Stock Purchase Program;

—	the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States;

—	the Saturn Individual Savings Plan for Represented Members; and

—	the GMAC Mortgage Corporation Savings Incentive Plan.

•	your shares will be voted in the same ratio as the shares with respect to which the trustee has received instructions for the following plans:

—	the Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States;

—	the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States;

—	the ASEC Manufacturing Savings Plan; and

—	the Delphi Mechatronic Systems Savings-Stock Purchase Program.

In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive or, alternatively, vote all these shares by the Internet or telephone.

Required Votes

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date is necessary to constitute a quorum. In the election of directors, the three persons receiving the highest number of “For” votes will be elected. Stockholders may not cumulate their votes in the election of directors.

The affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote, and voting in favor of or against the matter presented, is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.

Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. However, since abstentions are not votes in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present,” but also will not affect the outcome of any vote.

Confidential Voting Policy

Delphi’s Board of Directors has adopted a confidential voting policy. Under Delphi’s confidential voting policy, all stockholder meeting proxies, ballots, and other voting materials, including telephone and internet voting, that identify how an individual stockholder voted will be kept confidential, if the stockholder so elects, and will not be disclosed to Delphi or its officers, directors, or employees. If your shares are held by a broker or a bank, or in a 401(k) or employee plan, Delphi will not in any case learn how you, as beneficial owner, voted. Certain outside agents, such as Delphi’s proxy solicitors, independent tabulating agent, and inspectors of election, may have access to individual votes in the normal course of counting and verifying the vote. If a stockholder writes a comment on the proxy card, the comment, but not the vote, will be forwarded to management. This policy does not apply to a contested proxy solicitation in which the challenger would have access to proxy voting results, or as necessary to meet applicable legal requirements.

Electronic Delivery of Proxy Statement and Annual Report

This proxy statement and the 2003 annual report are available on Delphi’s Internet site (www.delphi.com). Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you can choose this option and save Delphi the cost of producing and mailing these documents by:

•	following the instructions provided when you vote over the Internet or

•	going to (www.icsdelivery.com/delphi) and following the instructions provided.

If you hold your shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record), please refer to the information provided by them for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Delphi’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more stockholders reside if they appear to be members of the same family, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces the volume of duplicate information you receive and reduces our printing and mailing costs.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another stockholder, at your request we will promptly deliver a separate copy.

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you must withhold your consent by checking the appropriate box on the enclosed proxy card and returning it by mail in the enclosed envelope. Even if you vote by telephone or Internet, the enclosed proxy card must be returned and marked appropriately to withhold your consent to householding.

Even if you do not return the proxy card to withhold your consent to the householding program, you may revoke your consent at a future date. Please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder, you may also contact ADP to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Where to Find Voting Results

We will publish the voting results in our Form 10-Q for the second quarter of 2004. You will also be able to find the results in the investor information section of Delphi’s home page on Delphi’s Internet site (www.delphi.com).

Proposals Requiring Your Vote

The proposals set out below will be voted on at the meeting. We will present Proposal 1, Proposal 2, Proposal 3 and Proposal 4, and we expect the remaining proposals to be presented by stockholders. In accordance with Securities and Exchange Commission rules, the text of each of the stockholder proposals is printed exactly as it was submitted.

When providing your proxy, whether by the Internet, by telephone, or by mail, you will be able to designate whether your shares are voted to approve or disapprove, or to abstain from, each of the proposals.

PROPOSAL 1

Election of Directors

The first proposal on the agenda for this year’s annual meeting will be to elect three directors to serve as Class II directors for a three-year term beginning at the meeting and expiring at the 2007 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of twelve directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II directors are up for election at the meeting. The nominees for election are Oscar de Paula Bernardes Neto, Dr. Bernd Gottschalk and John D. Opie, all current Class II directors. Patricia C. Sueltz, who was a Class II director, resigned from the Board of Directors, effective December 1, 2003. Roger S. Penske, who is currently a Class II director, is not standing for election. However, Mr. Penske has agreed to continue to serve on an uncompensated basis as Senior Advisor to the Board of Directors. The Class I and Class III directors will continue in office following the meeting. Their terms will expire in 2005 (Class III) and 2006 (Class I). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of this proxy statement.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.

PROPOSAL 2

Selection of Independent Public Accountants

The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit Delphi’s books of account and other corporate records. The Audit Committee’s selection of Deloitte & Touche LLP to audit Delphi’s books of account and other corporate records for 2004 is being submitted to you for ratification. Representatives of Deloitte & Touche LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Delphi management will present the following resolution at the meeting:

“RESOLVED: That the selection of Deloitte & Touche LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2004 is ratified.”

The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.

PROPOSAL 3

Approval of the Delphi Corporation Annual Incentive Plan

Delphi is requesting its stockholders to adopt the 2004 Delphi Corporation Annual Incentive Plan (the “Annual Plan”) that will compensate key employees based on Delphi’s performance. The Annual Plan provides for the grant of performance-based cash awards only. If adopted, the Annual Plan will replace our current Annual Incentive Plan, which was approved by stockholders at the 2000 Annual Meeting and expires on May 31, 2004.

The purpose of the Annual Plan remains to reward performance and provide incentives to those employees who contribute to the success of our business. Your approval of this plan will allow us to continue to provide a competitive compensation program and would allow final awards granted under the plan to be deductible under Section 162(m) of the Internal Revenue Code of 1986.

The Compensation and Executive Development Committee of the Board of Directors (the “Compensation Committee”) adopted the Annual Plan on January 21, 2004 and the Board of Directors is recommending that stockholders approve the Annual Plan at the Annual Meeting.

Summary of the Plan

The following discussion summarizes the material features of the proposed Annual Plan. It does not purport to be complete and you should refer to the actual language of the plan attached as Appendix A to this Proxy Statement.

Authority, Delegation and Eligibility

The Annual Plan will be generally administered by the Compensation Committee. The Compensation Committee has the authority to determine the terms and conditions of all awards granted under the Annual Plan, to interpret the provisions of the Annual Plan and to decide any questions and settle any controversies and disputes that may arise under the Annual Plan. The Compensation Committee has the ability to delegate its administrative authority to our senior officers serving on the Delphi Strategy Board for individual award grants to employees who are not members of the Delphi Strategy Board and not officers subject to the requirements of Section 16 of the Securities Exchange Act of 1934. Only employees are eligible to receive awards under the Annual Plan. About 630 employees are eligible to participate in this plan, including the 25 Delphi Strategy Board members.

Term

The Annual Plan will be effective on the earlier of the first business day following receipt of shareholder approval and June 1, 2004 and will terminate on May 31, 2009. In the event shareholder approval is received prior to the expiration date of our current Annual Incentive Plan, we will terminate our existing plan.

Determination of the Annual Incentive Award

Annual target award and performance levels are established by the Compensation Committee during the first 90 days of each fiscal year. Concurrently, a range for minimum and maximum award and performance levels that will entitle participants to receive a pro-rata portion of the final award is also established. The performance levels will reflect specified business and financial objectives, as detailed in the Annual Plan. The Compensation Committee may make adjustments, upward or downward, to the performance levels in the plan if an event occurs which requires changes to preserve the incentive features of the plan.

Determination and Payment of the Final Annual Incentive Award

At the end of the performance period, final awards will be based on the performance achieved versus the goals established at the beginning of the period. Adjustments to the final performance award may be made based on individual performance, however “covered officer” (an individual whose compensation falls under Section 162(m) of the Internal Revenue Code) adjustments may only be made to reduce, not increase, an award. In any year, no individual may receive an annual incentive award in excess of $7.5 million dollars. All awards will be paid in cash. No award will be paid pursuant to the plan to a “covered officer” unless the performance is certified by the Compensation Committee.

Termination

Continued employment is a condition to receipt of any award under the Annual Plan. If, prior to the end of any performance period, an employee quits or is dismissed for cause, the employee will not be eligible to receive a final award. If employment terminates because of death, retirement, permanent disability or other terminations approved by the Committee, the Committee in its sole discretion may waive the requirement of continued employment and pay a reduced award based on a partial year’s employment. A qualifying leave of absence will generally not be considered a termination of employment but will result in a reduction in the final award based on the length of the leave relative to the performance period.

Change in Control

Upon the effective date of any “Change in Control” as defined in the Annual Plan, all awards will be paid on a pro-rata basis based on the greater of the target award or actual performance.

Amendments or Changes to Plan

Subject to applicable laws, rules and regulations, the Compensation Committee, in its sole discretion, has the right to amend, modify, suspend or terminate the Annual Plan, provided that no amendment may be made without stockholder approval if such approval is required to preserve the exemption of awards granted under the plan from the limitations on deductibility of Section 162(m) of the Internal Revenue Code.

Tax Consequences

Generally, awards under the Annual Plan are taxable upon payment. Upon receipt of any award, a participant will recognize ordinary compensation income for the amount paid and Delphi will be entitled to, subject to the limitations of Section 162(m) discussed below, a corresponding deduction on its tax return.

Section 162(m)

Section 162(m) of the Internal Revenue Code prevents a public corporation like Delphi from taking a federal income tax deduction for compensation in excess of $1 million per year paid individually to its chief executive officer and to its four other most highly paid officers (its “covered officers”). Performance-based compensation made pursuant to a plan approved by stockholders is not subject to this deductibility limitation. Subject to receipt of stockholder approval at the Annual Meeting, awards made pursuant to the Annual Plan will satisfy the requirements applicable to performance-based compensation.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been paid under the Annual Plan. Awards under the Annual Plan will be based on our future performance. Accordingly, we cannot at this time determine the amount of annual incentive compensation to be paid to our current and future covered executives under the plan. Actual amounts will depend on the size of award opportunities and on our actual performance during each fiscal year. Please see “Compensation of Executive Officers” section appearing later in this proxy statement for information concerning 2003 award payments under our present Annual Incentive Plan.

The Board of Directors recommends a vote “For” the approval of the Delphi Corporation Annual Incentive Plan. Proxies solicited by the Board of Directors will be voted “For” this Proposal 3 unless stockholders specify a different choice.

PROPOSAL 4

Approval of the Delphi Corporation Long-Term Incentive Plan

Delphi is requesting its stockholders to adopt the 2004 Delphi Corporation Long-Term Incentive Plan (the “Long-Term Plan”) that will compensate key employees based on company performance and share return over the long term. If adopted, the Long-Term Plan will replace the Stock Incentive Plan (the “SIP”) and Performance Achievement Plan (“PAP”), which were approved by stockholders at the 2000 Annual Meeting and expire on May 31, 2004. Both the SIP and PAP will be terminated earlier if the Long-Term Plan is approved and becomes effective prior to May 31, 2004.

Your approval of the Long-Term Plan will allow Delphi to continue providing a competitive compensation program that attracts and retains exceptional employees and rewards and motivates those key employees responsible for the growth and success of Delphi. Specifically, this plan:

•	Reflects best practices in compensation and corporate governance. Our Long-Term Plan does not permit repricings, reloads, extension of term or increases in overall or full-value equity award shares available for issuance without stockholder approval. In addition, the plan contains specific limits on the amount of cash or equity awards that can be granted to an individual employee and provides that all awards be subject to minimum vesting periods. All of our compensation plans, including the Long-Term Plan are adopted and administered by the Compensation Committee, which is comprised solely of independent directors.

•	Continues to focus on stabilizing our annual equity grant run rate. Our recently completed compensation review focused us on the need to adapt our programs to reflect Delphi’s transition from an IPO company to a maturing company. As such, we needed to realign our long-term incentive program, which consisted of primarily stock options, to provide award opportunities and vehicles more appropriate to a company of our size and maturity. Thus, we focused our study on the need to optimize our annual use of shares under our plans and better manage our run rate. We refer to the number of equity awards granted on an annual basis over our outstanding number of common shares as our “run rate.” Our 2004 run rate will be approximately 2 percentage points. We do not anticipate to exceed that rate in the foreseeable future.

•	Allows for flexibility in our incentive practices while maintaining an alignment to stockholder value creation. The Long-Term Plan allows Delphi to continue to grant performance-based cash awards, restricted stock units and stock options and adds additional types of equity awards, such as stock appreciation rights and restricted stock. We believe that these additional awards will provide us the flexibility to align employee and stockholder interests in enhancing the long term value of Delphi by emphasizing equity-based awards while at the same time controlling our use of shares available under the plan.

As of December 31, 2003, options to purchase approximately 86.4 million shares of our common stock were outstanding and issued under our predecessor plan, the SIP (which was approved by stockholders), and our broad-based stock option plan (not requiring stockholder approval) and restricted stock units for approximately 4.0 million shares of common stock were outstanding under the SIP. See the table summarizing options and rights outstanding against those plans as of December 31, 2003 under the “Stock Ownership of Management and More Than 5% Stockholders—Related Stockholder Matters” section appearing later in this proxy statement.

The shares remaining under the SIP will be carried over as available shares to the Long-Term Plan. No shares are available under our broad-based stock option plan, since it was cancelled during March 2003. If you do not approve the Long-Term Plan, the proposed plan will have no effect and shares remaining under the SIP may be issued until the SIP’s expiration on May 31, 2004. The terms of the SIP will remain in effect with respect to previously granted awards.

The Compensation Committee adopted the Long-Term Plan on January 21, 2004 and the Board of Directors is recommending that stockholders approve the Long-Term Plan at the Annual Meeting.

Background Information

When Delphi became an independent company from General Motors (“GM”) in 1999, one of the strategic objectives in developing our compensation program was to closely align the interests of our key employees responsible for the growth and success of Delphi with those of our stockholders. Our compensation structure was designed to tie a significant amount of executive pay to Delphi’s long-term performance, primarily through the use of equity-based incentive awards. We also believed that it was important for all of our employees to maintain a sense of ownership in Delphi, which was important to our long-term viability as an independent company.

Consistent with those beliefs,

•	Our long-term performance awards for key employees relied significantly on options. In addition, our most senior executives were eligible for a long-term performance unit award, which could be awarded in cash or stock.

•	We adopted a performance-based annual incentive plan for our non-executive U.S. salaried employees that, upon reaching a minimum payout threshold, entitled recipients to an annual award delivered in cash and options. The majority of value that was delivered was in the form of options.

•	We awarded a worldwide stock option grant to all Delphi employees on the date of our spin-off from GM (February 5, 1999).

These practices, combined with the change in overall market conditions over the last few years, have resulted in a higher level of “dilution” (the number of shares of common stock which may be issued pursuant to outstanding equity awards relative to the amount of common stock presently outstanding) than anticipated when we originally designed the programs.

Recognizing our transition to a maturing company and potential stockholder concern over the level of dilution, management and the Compensation Committee, with the help and counsel of independent compensation consultants, began to re-examine our compensation programs in light of the current environment. Upon review, our primary objectives of (1) providing a competitive compensation program that attracts and retains exceptional employees; (2) rewarding and motivating those key employees responsible for the growth and success of Delphi and (3) aligning employee and stockholder interests are unchanged. To continue to meet these primary objectives while addressing concerns with our dilution and our run rate, we:

•	Cancelled our broad-based stock option plan during the first quarter of 2003, which eliminated the option awards in our non-executive U.S. salaried employee annual incentive program in favor of a revised program that provides for performance-based cash awards containing substantial vesting requirements; and

•	Changed the 2003 long-term incentive structure for our executive employees, reducing the number of stock options granted and relying more on restricted stock units and long-term performance based cash awards.

For 2004, we intend to further decrease our reliance on the use of stock options in favor of full-value equity awards and other cash-based performance awards, particularly with respect to employees at lower levels within the organization. Our incentive structure for 2004 does not contemplate the use of any of the new forms of equity awards that we have built into the Long-Term Plan.

Delphi believes that these changes still allow for a competitive pay structure yet refocus the use of our appreciation-based equity awards toward those key employees whose actions most significantly impact share performance while maintaining an alignment between employee and stockholder interests to improve long term share performance throughout the broader executive population.

General practice has been to have our annual equity awards be subject to substantial vesting periods in excess of the one year minimum required by the plan. All of our prior option grants vest over a three-year period, with the first portion not becoming exercisable until the one-year anniversary of the grant date. Similarly, any grants of restricted stock units made in 2004 will vest over five years, with the first portion vesting on the three-year anniversary of the grant date. We expect to continue these vesting practices for the foreseeable future.

Summary of the Plan

The following discussion summarizes the material features of the proposed Long-Term Plan. It does not purport to be complete and you should refer to the actual language of the plan attached as Appendix B to this Proxy Statement.

Key Features

Effective Date, Term:	Effective on the earlier of the first business day following receipt of shareholder approval and June 1, 2004; terminates on May 31, 2009.

Eligible participants:

Delphi employees, as determined by the Compensation Committee. Generally awarded to our executive employees, approximately 630 individuals.

Cash performance awards are generally awarded to our senior executive employees, approximately 100 individuals.

Awards:	Equity Appreciation Awards Stock options Stock appreciation rights Full-value Equity Awards Restricted stock units Restricted stock Other Performance-based Awards Cash

Total Shares Authorized:	36.5 million shares of common stock (including 15 million shares carried over from the SIP)

As a Percentage of Outstanding Shares:	6.5% of total shares (or 3.8% new shares requested after carrying over unused shares from the SIP)

Limit on full-value equity awards:	15.5 million shares

Annual individual limits:	Equity appreciation awards: 1,000,000 shares Full-value equity awards: 500,000 shares Cash awards: $7,500,000

Recent market value of our common stock:	$10.72 per share as of March 8, 2004.

Vesting of awards and performance period:

For equity appreciation awards, a minimum vesting period of one year. As has been our practice, annual grants will continue to vest over three years in equal installments.

For full-value equity awards, a minimum vesting period of one year. Annual grants will continue to have a minimum vesting period of three years.

The performance period for cash performance awards will be a minimum of two years and no longer than five years.

The Compensation Committee may impose greater vesting periods and establish additional performance criteria for any long-term award.

Not Permitted without Stockholder Approval:

Increasing authorized shares under plan.

Repricing or extending the term of any award.

Reloading any award.

Establishing an exercise price of equity appreciation awards less than the fair market value of our common stock on the date of grant.

Authority, Delegation and Eligibility

The Long-Term Plan will be generally administered by the Compensation Committee. The Compensation Committee has the authority to determine the terms and conditions of all awards granted under the Long-Term Plan, to interpret the provisions of the plan and to decide any questions and settle any controversies and disputes that may arise under the plan. The Compensation Committee has the ability to delegate its administrative authority to our senior officers serving on the Delphi Strategy Board for individual award grants to employees who are not members of the Delphi Strategy Board and not officers subject to the requirements of Section 16 of the Securities Exchange Act of 1934. Only employees are eligible to receive awards under the Long-Term Plan. About 630 employees are eligible to participate in this plan, including the 25 Delphi Strategy Board members.

Term

Subject to stockholder approval, the plan will be effective on the earlier of the first business day following receipt of shareholder approval and June 1, 2004 and will terminate on May 31, 2009.

Equity Appreciation Awards

Generally. The Long-Term Plan provides for the grant of stock options and stock appreciation rights (“SARs”). Stock options are rights to purchase a specified number of our shares of common stock at an exercise price established at the date of grant. Options granted may be either non-qualified stock options (“NQSOs”) or incentive stock options (“ISOs”). ISOs are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.

SARs entitle the recipient to receive, upon surrender of the SAR, an amount of cash or number of shares of common stock having a fair market value equal to the positive difference, if any, between the fair market value of a share of our common stock on the date of exercise over the exercise price of the SAR. The exercise price of a SAR or an option must be equal to or greater than the fair market value of our common stock on the date of grant. The term of any SAR or option may not exceed 10 years and two days.

Vesting, Conditions to Exercise. The Compensation Committee has the authority to determine the terms and conditions of exercise, including vesting and any additional company or individual performance-based conditions, of all equity appreciation awards granted under the Plan, provided that no portion of an award may vest prior to the one year anniversary of the grant date. Holders of equity appreciation awards have no stockholder rights (including no right to receive dividends).

Manner of Exercise. All shares of our common stock purchased through exercise of options must be paid for in full at the time of purchase. Such payment may be made in cash, through delivery of previously acquired shares of our common stock that have been held for at least six months, or a combination of cash and such previously acquired shares, to the extent authorized by the Compensation Committee. No payment is required for the exercise of a SAR. In addition, employees, subject to applicable securities law limitations, may exercise an option in accordance with our cashless exercise program. Participants may also satisfy any federal, state and/or local withholding taxes in connection with the exercise of an option or SAR, in cash or stock (including shares of common stock obtained from the exercise of the option or SAR).

Full-Value Equity Awards

Generally. The Long-Term Plan allows for the grant of restricted stock and restricted stock units. An award of restricted stock is an issuance of shares of common stock to a participant with certain restrictions on the recipient’s right to vote, dispose of or transfer the shares until certain conditions are satisfied. Thus, upon grant, the shares are included in our total number of shares of common stock outstanding and accrue or pay dividends. An award of restricted stock units entitles the recipient to receive shares of our common stock at some future date once certain conditions are satisfied. Once these conditions have been satisfied and the shares of common stock have been delivered, the recipient has voting and disposition rights with respect to such shares. Thus, upon grant, the shares of common stock covered by the restricted stock units are not considered issued and are not included in our total number of shares of common stock outstanding until shares are delivered to the recipient upon satisfaction of the conditions specified in the award.

Vesting, Other Conditions. The Compensation Committee has the authority to determine the terms and conditions, including vesting and any additional company or individual performance-based conditions, of all full-value equity awards granted under the Plan; provided, that no portion of an award may vest prior to the one year anniversary of the grant date. Dividends may accrue, or be paid, on a grant of restricted stock units at the discretion of the Compensation Committee. Holders of restricted stock units have no stockholder rights, other than as specifically provided in the terms of the award.

Maximum Shares Available

A maximum of 36.5 million shares of common stock may be issued pursuant to awards granted under the Long-Term Plan. The number of shares of common stock that may be issued in respect of full-value equity awards may not exceed 15.5 million. In addition, no individual may receive an annual grant in excess of one million shares in equity appreciation awards and 500,000 shares in full-value equity awards. If any equity award is terminated or cancelled without being exercised in full, the shares of common stock not issued will then become available for additional grants. In the event that any stock option granted under the Long-Term Plan is exercised through the surrender of shares of our common stock or withholding tax liabilities arising from any award granted under the Long-Term Plan are satisfied by the withholding of shares of our common stock, the number of shares of common stock available for issuance under the Long-Term Plan will be increased by the number of shares so surrendered or withheld.

Cash Performance Awards

The Long-Term Plan provides for the grant of performance-based cash awards. As is the case with other awards granted under the Long-Term Plan, the Compensation Committee has the authority to determine the terms and conditions of an award. Specifically, the Long-Term Plan requires that awards will be subject to the achievement of certain business criteria over a performance period. The performance period will be a minimum of two years and not more than five years. Performance goals, as well as corresponding minimum and maximum performance threshold values, will be established prior to the granting of the award target, and in any case, prior to the expiration of the first quarter of the specified performance period. The final awards are determined by the Compensation Committee and are based on the performance goals established versus the performance achieved, and individual performance, however “covered officer” (an individual whose compensation falls under Section 162(m) of the Internal Revenue Code) adjustments may only be made to reduce, not increase, an award. In any one year, no individual may receive a cash performance award in excess of $7.5 million dollars. No award will be paid pursuant to the plan to a “covered officer” unless the performance is certified by the Compensation Committee.

Termination

Equity appreciation awards and full value awards must be outstanding for one year from the date of grant to remain outstanding upon eligible termination from the company. Equity appreciation awards are generally cancelled when an employee quits or is dismissed for cause. In the case of retirement, an employee is able to retain the equity appreciation award until the earlier of the expiration date or five years from the retirement date. In the case of death, permanent disability, or for any other termination not mentioned above, the award shall expire on the earlier of the original expiration date of the grant or three years from the date of separation. While the equity appreciation award remains outstanding, it shall continue to vest in accordance with the terms established at the date of grant.

The full value awards are generally cancelled when an employee quits or is dismissed for cause. In the case of retirement, permanent disability, death, or for any other termination not mentioned above, the award will vest immediately and the related stock will be issued as soon as practicable.

A cash performance award must be outstanding for one year from the date of grant to remain outstanding upon eligible termination from the company. The final award may be pro-rated based on the number of eligible months employed over the total award period.

Payback Provision

An employee who receives an equity grant award and accepts the grant will generally be required to remain in employment with Delphi for a period of six months after (a) the exercise of an equity appreciation award, and/or (b) the vesting and issuance of or lapse of restrictions with respect to shares of common stock underlying a full-value equity award. If the employee terminates employment for any reason, unless the Committee has determined otherwise, he or she is required to pay to Delphi the amount of gain received as a result of exercise or vesting of an award. The amount is required to be paid in cash within 30 days of the employee’s separation from Delphi.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the Long-Term Plan may not be transferred other than by will or by the laws of descent and distribution.

Amendments or Changes to Plan

Subject to applicable laws, rules and regulations, including, without limitation, the applicable listing requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee, in its sole discretion, has the right to amend, modify, suspend or terminate the Long-Term Plan, provided that no amendment may be made without stockholder approval to increase the maximum number of shares of common stock for which, or with respect to which, awards may be granted, permit the granting of equity appreciation awards with an exercise price of less than 100% of the fair market value of our common stock on the grant date, permit exercise of equity appreciation awards unless full payment is made at the time of exercise, extend the period during which equity appreciation awards may be exercised or granted, render any person who is not an employee eligible to receive any award under the plan, re-price any outstanding equity appreciation award or cancel and re-grant an equity appreciation award with a lower exercise price, or increase the limit on the individual maximum limit on final cash awards.

Adjustments or Changes in Capitalization

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting our common stock, the Compensation Committee may, but is not required to, make adjustments in the aggregate shares which may be delivered under the plan, the individual award limits, the number and exercise price of shares of common stock subject to outstanding awards granted under the plan, as may be deemed appropriate.

Tax Consequences

Generally. Equity appreciation awards are generally not taxable at the time of the grant and the company takes no deduction. Upon exercise of any non-qualified stock options or stock appreciation rights, a participant will recognize ordinary compensation income equal to the difference of the fair market value of our common stock at the time of exercise over the exercise price. Delphi will be entitled to a corresponding deduction on its tax return. If the participant receives shares upon the exercise of options or stock-settled stock appreciation rights, any gain or loss that is realized upon the sale of those shares may be taxed as a capital gain or loss, dependent upon the applicable holding requirements.

Upon exercise of incentive stock options, a participant will generally not recognize ordinary compensation income at the time of exercise. If the participant does not satisfy the requisite holding periods, they will recognize ordinary income in the amount equal to the difference between the exercise price and the lesser of (1) the fair market value of our stock price at the time of the exercise and (2) the sale price of any shares received at the time of the option exercise. The balance of the gain upon disposition, if any, will be taxed as a capital gain. When the participant sells shares acquired through the incentive stock option exercise and those shares are held for at least one year from when they were acquired from the exercise and two years following the grant date, the participant realizes a capital gain or loss. An exercise of an ISO option can trigger a liability for the alternative minimum tax. Delphi will be entitled to a tax deduction only if ordinary income is recognized by the participant, or when the holding requirement is not met.

Full-value equity awards are generally not taxable at the time of the grant and the company takes no deduction. When shares are awarded on a vesting date, the participant recognizes ordinary income in the amount equal to the fair market value of our common stock on the date the shares are received and Delphi is entitled to a corresponding deduction. Any subsequent gain or loss that is realized by the participant upon the sale of those shares may be taxed as a capital gain or loss, dependent upon the applicable holding requirements. Any cash dividends that may be paid to the participant prior to a vesting date, if so provided, will also be taxed as ordinary income to the participant when received, with Delphi entitled to a corresponding deduction.

A participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to have income recognized at the date of grant of a restricted stock award. If such an election is made the amount of ordinary income taxable to the participant is equal to the fair market value of our stock at the date of grant. The Company is entitled to a corresponding tax deduction at that time. The tax basis of any stock received will then be equal to the ordinary income recognized by the participant. Elections for Section 83(b) treatment must be made within 30 days of the grant date and filed with Delphi and the Internal Revenue Service. Any gain or loss that is realized by the participant upon the sale of these shares will be taxed as a capital gain or loss, dependent upon the applicable holding requirements.

Participants will generally recognize ordinary income for any cash awards received on the date the payment is received. The company is entitled to a federal tax deduction for the corresponding amount received by the participant.

Section 162(m). Section 162(m) of the Internal Revenue Code prevents a public corporation like Delphi from taking a federal income tax deduction for compensation in excess of $1 million per year paid individually to its chief executive officer and to its four other most highly paid officers. Performance-based compensation made pursuant to a plan approved by stockholders is not subject to this deductibility limitation. The Long-Term Plan has been structured to permit awards and payments that will satisfy the requirements applicable to performance-based compensation.

Change in Control

Upon the effective date of any “Change in Control” as defined in the Long-Term Plan, all outstanding awards will vest and any performance-based cash awards will be paid on a pro-rata basis based on the greater of the target award and actual performance.

Governing Law

The plan and all determinations and actions taken pursuant to the plan are governed by the laws of the State of Delaware.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been paid under the Long-Term Plan. Awards under the Long-Term Plan will be based on our future performance. Accordingly, we cannot at this time determine the amount of long-term incentive compensation to be paid in the future to our current and future covered executives under the plan. Actual amounts will depend on the size of awards and on our actual performance over the performance period of the award. Please see the “Compensation of Executive Officers” section appearing later in this proxy statement for information concerning 2003 award payments made under our existing long-term incentive plans.

The Board of Directors recommends a vote “For” the approval of the Delphi Corporation Long-Term Incentive Plan. Proxies solicited by the Board of Directors will be voted “For” this Proposal 4 unless stockholders specify a different choice.

Stockholder Proposals

The following proposals, Proposal 5, Proposal 6 and Proposal 7, have been made by Delphi stockholders identified below and may be presented at the meeting.

PROPOSAL 5

Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, CA 90043 and John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, owner of 1,397 shares of common stock, have given notice that they intend to present for action at the annual meeting the following resolution and have furnished the following statement in support of the proposal:

Shareholder Input on a Poison Pill

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote. Also once this proposal is adopted, dilution or removal of this proposal is requested to be submitted to a shareholder vote at the earliest possible shareholder election. Directors have discretion to set the earliest election date and in responding to shareholder votes.

We as shareholders voted in support of this topic:

Year	Rate of Support
2000	60%
2001	52%
2002	57%
2003	60%

These percentages are based on yes and no votes cast. I believe this level of shareholder support is impressive because this support followed our Directors’ objections. This included extra company solicitations beyond the usual proxy distribution. Only 28% of shares outstanding supported our Directors’ position on this topic in 2003.

I believe that shareholders are more likely to vote in favor of this proposal topic if shareholders have the staff and/or resources to thoroughly evaluate the best corporate governance practices. In four years our Directors have not provided any management position evidence that they consulted with a corporate governance authority who supported this proposal topic.

I do not see how our Directors object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote. I believe our 4 consecutive votes between 52% and 60% are a strong signal of shareholder concern. This topic also won an overall 60% yes-vote at 79 companies in 2003.

Poison Pill Negative

The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

An anti-democratic management scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

Source: The Motley Fool

Like a Dictator

Poison pills are like a dictator who says, “Give up more of your freedom and I’ll take care of you.

“Performance is the greatest defense against getting taken over. Ultimately if you perform well you remain independent, because your stock price stays up.”

T. J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

I believe our Directors could make a token response—hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill with not even a subsequent vote, would not substitute for this proposal.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for shareholder approval of poison pills.

Shareholder Input on a Poison Pill

Yes on 5

Delphi’s Response

The Board recommends a vote against this proposal:

Following the vote on this proposal at the 2003 Annual Meeting of Stockholders, the Board of Directors carefully considered the arguments for and against stockholder rights plans, generally, and Delphi’s stockholder rights plan or “poison pill” in particular. Stockholder rights plans do not prevent or inhibit legitimate takeover offers. They do not eliminate the obligation of the directors to exercise their fiduciary duty in considering such offers. They will allow the Board to discourage offers that are inadequate or insufficiently funded or that do not treat all stockholders equally. In the hands of an independent Board, such as Delphi’s, a stockholder rights plan is a tool that will help the Board maximize stockholder value by providing it with the flexibility and time to evaluate alternatives in the event of an unsolicited hostile takeover bid.

We believe there are dangers to stockholders in not having a rights plan, particularly to small stockholders. Without a rights plan, a corporate raider acting out of self-interest and a desire to buy the company for as low a price as possible, could acquire control of an undervalued company by surprise with no need to negotiate with the Board, and thus could take control without having to pay the existing stockholders a control premium. With a rights plan, your Board can force a negotiation, and potentially extract a higher share price from the raider, or attempt to obtain a superior bid. A rights plan allows your Board to evaluate offers, investigate alternatives, and take the necessary steps to maximize stockholder value.

In addition, Delphi is one of very few companies that have adopted a Three-Year Independent Director Evaluation (“TIDE”) of its Stockholder Rights Plan. The TIDE requires Delphi’s Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) to review Delphi’s Stockholder Rights Plan at least every three years to determine whether it continues to be in the best interest of Delphi and its stockholders, whether the rights plan should be modified or whether the rights issued under the rights plan should be redeemed. All of the members of the Corporate Governance Committee, which conducts the review, are independent directors.

We do not agree that because Delphi has a poison pill, it lacks good corporate governance. Delphi has long been a strong supporter of good corporate governance. We supported enactment of the Sarbanes-Oxley Act of 2002, and the newly revised New York Stock Exchange corporate governance listing standards. In fact, Delphi was in compliance with the major corporate governance reforms of the New York Stock Exchange new listing standards and the provisions of the Sarbanes-Oxley Act well before their implementation. Delphi has had a majority of independent directors ever since it became an independent company. Our Audit, Compensation and Executive Development, and Corporate Governance and Public Issues committees have always been composed solely of independent directors. Delphi has had a lead independent director since its inception. Our non-management directors meet without management at each Board meeting.

We believe that by providing a tool that allows the independent Board of Directors to consider takeover offers carefully, the rights plan with a TIDE is in the best interest of our stockholders who would like a higher premium for their shares; our customers, who want a stable environment with respect to their vendors; and our employees, who want our company to have the opportunity to execute its strategic business plan without the distraction of unfair, imprudent or abusive takeover attempts, particularly in an industry that is currently undervalued. Redeeming Delphi’s Stockholder Rights Plan now would deprive the Board of an effective negotiating tool, and impair Delphi’s ability to achieve its strategic goal of delivering stockholder value.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 5. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 5 unless stockholders specify a different choice.

PROPOSAL 6

Nick Rossi, P.O. Box 249, Boonville, CA 95415, owner of 419 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

Elect Each Director Annually

RESOLVED: Shareholders request that our Board of Directors take the necessary steps so that each director is elected annually. (Does not affect the unexpired terms of directors.)

We as shareholders voted in support of this topic and one other key governance topic:

Year	Annual Election of Each Director	Vote regarding Pill
2000	(not submitted)	60%
2001	58%	52%
2002	63%	57%
2003	70%	60%

These percentages are based on yes and no votes cast. I believe this repeated level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objections. Only 21% of Delphi shares outstanding supported our Directors’ position on this topic in 2003 and insiders owned 20% of our stock in 2003. The Council of Institutional Investors www.cii.org formally recommends adoption of proposals which achieve a majority of votes cast. Our Directors have thus violated this policy 7 times.

In 3 years our Directors have not provided any management position evidence that they consulted with a corporate governance authority who supported this proposal topic. I believe our directors have an obligation to give equal consideration to both sides of this issue. Our Directors may also reduce the cost of their Directors’ liability insurance, which is billed to our company, if our Directors improve our corporate governance which includes this key topic.

When something goes wrong at a company, Boards could face liability if they ignored a shareholder proposal that could have prevented the problem.

Source: Seth Taube, Securities Litigation Department, McCarter & English

Strong Investor Concern

Thirty-eight (38) shareholder proposals on this topic achieved an impressive 62% average supporting vote in 2003. Annual election of each Director is a key policy of the Council of Institutional Investors. Institutional investors in general own 65% of our company’s stock.

I believe that the annual election of each Director is an avenue to express to each Director our concern about our current stock price—especially compared to its $22 price in 1999. Our 3-year shareholder return is a minus-35% according to the Automotive News/PricewaterhouseCoopers Total Shareholder Return Index, October 20, 2003.

Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important after the $200 billion-plus total loss in combined market value at Enron, Tyco, WorldCom, Qwest and Global Crossing due in part to poor auditing.

I believe it is unfounded the concern expressed by some that the annual election of each director could leave companies without experienced directors. In the unlikely event that shareholders vote to replace all directors, such a decision would express dissatisfaction with the incumbent Directors and would reflect the need for change.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for annual election of each Director.

Elect Each Director Annually

Yes on 6

Delphi’s Response

The Board recommends a vote against this proposal:

Delphi currently has three classes of directors, with members of each class serving three-year terms. Last year the stockholders considered an identical proposal. That proposal was a recommendation that the Board of Directors take the necessary steps to enact annual election of each director. The steps necessary to eliminate the classified board are adoption of an amendment to Delphi’s Certificate of Incorporation by the Board and then approval by the affirmative vote of 80% of the shares entitled to vote. It should be noted that only 51% of the shares entitled to vote in 2003 supported the proposal, which is considerably less than the 80% required to repeal the classified Board. Nevertheless, following the vote on the proposal, the Board of Directors carefully considered whether to take those steps. For the reasons noted below, the Board decided that it was not in the best interest of Delphi or its stockholders to do so.

We continue to believe that the staggered system of electing directors provides important benefits to Delphi and its stockholders. With a classified Board, a majority of directors at any given time possesses the experience and understanding which comes from service on the Board. This is particularly important with a company as large and complex as Delphi. A classified Board helps assure continuity and stability of Delphi’s business strategies and policies so that Delphi can carry out its long-term business strategy necessary to deliver stockholder value, while preserving the ability of Delphi’s stockholders to make changes in the Board’s membership.

A classified Board will not prevent a change of control, but in the event of an unsolicited proposal it does encourage outside persons seeking control to initiate arms-length negotiations with the Board. This is because at least two meetings of stockholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the Board, classification of our directors enables our Board to be in a better position to negotiate or to consider alternative proposals in order to achieve the best price for all stockholders and not just for those with a large block of shares. This is particularly the case where the Board is independent and composed of a majority of independent directors, such as Delphi’s Board.

Moreover, directors have fiduciary duties that do not depend on how they are elected. Directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. We believe that the classified Board protects the interests of all Delphi stockholders and that the continuity and depth of knowledge that results from a classified Board of Directors provides the proper environment in which to foster the creation of long-term value for all stockholders.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 6. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 6 unless stockholders specify a different choice.

PROPOSAL 7

Sisters of Mercy, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, MI 48336-1405, owner of 2,300 shares of common stock, The Domestic and Foreign Missionary Society of the Episcopal Church, 815 Second Avenue, New York, NY 10017-4503, owner of 69 shares of common stock,

Presbyterian Church (USA), National Ministries Division, 100 Witherspoon Street, Louisville, KY 40202-1396, owner of 237,069 shares of common stock, Sisters of St. Dominic of Caldwell New Jersey, 52 Old Swartswood Station Road, Newton, NJ 07860-5103, owners of 69 shares of common stock, Mercy Investment Program, 205 Avenue C, #10E, New York, NY 10009, owner of 270 shares of common stock, Benedictine Sisters, 530 Bandera Road, San Antonio, TX 78228, owners of 797 shares of common stock, the School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Ave., St. Louis, MO 63125-2800, owner of 69 shares of common stock, Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, TX 77223-0969, owners of 100 shares of common stock, Ursuline Sisters of Tildonk, 81-15 Utopia Parkway, Jamaica, NY 11432-1308, owners of 150 shares of common stock, General Board of Pension and Health Benefits of The United Methodist Church, 1201 Davis Street, Evanston, IL 60201-4118, owner of 339,272 shares of common stock, Congregation of Holy Cross, Southern Province, 2111 Brackenridge Street, Austin, TX 78704-4322, owner of 41 shares of common stock, The Sisters of Charity of Saint Elizabeth, 2 Convent Road, Convent Station, NJ 07961-0476, owners of 100 shares of common stock and Christus Health, 2600 North Loop West, Houston, TX 77092, owner of 4,400 shares of common stock have given notice that they intend to present for action at the annual meeting the following resolution and have furnished the following statement in support of the proposal:

PROPOSAL FOR A GLOBAL SET OF CORPORATE STANDARDS

Delphi—2004

Whereas, Delphi, as a global corporation, faces increasingly complex economic problems as the international social and cultural context within which Delphi operates changes.

A poll on corporate social responsibility found that 60% of U.S. shareowners say a company’s record on its broader social responsibilities influenced their decision to purchase or sell shares. Respondents ranked “equal and fair treatment of all employees” more highly than “providing quality products at the lowest possible price” as a key expectation of corporate behavior. (Environics International, 2/2001)

Companies are faced with ethical and legal challenges arising from diverse cultures and political and economic contexts. Today, management must address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Some major corporations that are Delphi customers have adopted codes that they are using to apply to their suppliers.

We believe global companies need to implement comprehensive codes of conduct, such as those found in “Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors. (April, 2003, www.bench-marks.org) Companies need to formulate policies to reduce reputational risks in the global marketplace. One practical application of such policy is to encourage local and national maquiladora associations and appropriate civil authorities to apply resources toward solving murders and disappearances of the hundreds of women, including maquiladora workers, in the Juarez, Mexico area.

Delphi should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One element of ensuring compliance is utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations that know local culture. A number of global companies are developing credible code enforcement mechanisms that include independent monitoring.

Improving quality of life for employees and their communities can lead to increased productivity, consumer confidence, enhancing the bottom line for the company.

RESOLVED, the shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and report a summary of this review to shareholders by October 2004.

Supporting Statement

We recommend the review include:

1. A description of policies designed to protect human rights—civil, political, social, cultural and economic—based on internationally recognized human rights standards, including the International Labor Organization’s core labor standards.

2. A report of efforts to ensure that Delphi does not employ children under age fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

3. A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.

4. Establishment of consistent standards for workers’ health and safety, practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

Delphi’s Response

The Board recommends a vote against this proposal:

Delphi is fully committed to the goal of operating all of our facilities, foreign and domestic, legally, ethically and responsibly. We have comprehensive corporate policies and practices concerning our conduct designed to ensure that Delphi is a good and responsible corporate citizen globally and that Delphi complies with the laws of the various countries in which we operate.

Delphi’s management reviews and amends these policies and practices as necessary and is committed to their enforcement worldwide. Internal audits are conducted around the world to ensure compliance with Delphi’s policies and practices and with applicable laws, and those audit findings are routinely provided to and reviewed by senior management. In addition, the Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) of the Board of Directors, a committee which is composed entirely of independent directors, has the responsibility for oversight of all public policy matters related to Delphi’s business activities.

We have shared our policies and practices with the proponents of this proposal. The proponents’ representatives have visited our workers’ housing projects in Mexico, where Delphi has supported the purchase of approximately 6,000 homes by employees in seven communities and has begun a similar program for salaried employees. Additionally, Delphi recently became the first major private employer in Mexico to establish a voluntary retirement program for salaried employees. It was Delphi employees who started the first Fondo Unido (United Way) program outside Mexico City. These employees—at all levels—contribute over US $1 million annually. Employee teams from each plant meet with worthy organizations in their communities to ascertain need and to provide goods and services obtained through Delphi Fondo Unido contributions.

All of Delphi’s operations in Mexico have medical facilities, recycling programs and rigorous safety programs. Delphi has also established a set of Environmental Performance Criteria, which provide direction to our manufacturing operations worldwide. These criteria establish Delphi minimum requirements, which often go beyond applicable regulatory standards, and ensure that our manufacturing air, water and waste by-products are controlled and managed in a way which safeguards human health and the environment. Since 1999, seven Delphi plants in Mexico earned the prestigious Shingo Prize—often termed, “The Nobel Prize for Manufacturing” for manufacturing and people excellence.

Delphi-Mexico plants are among leaders in employee safety records. One plant opened 2004 with 56.6 million consecutive working hours without a lost-time or incapacitating accident. Delphi facilities continue to receive awards, recognition and re-certification for environmental leadership practices in Mexico. Most noteworthy is the Industria Limpia (Clean Industry) Award, the highest environmental award given by the Mexican government. All plants have achieved ISO 14001 certification for environmental management.

Mexico’s federal government in 2003 recognized Delphi-Mexico for its commitment to human resources practices and separately for its commitment to providing educational opportunities for its employees. Delphi invested more than $4 million for employee educational support.

During 2003, Delphi-Mexico received United States’ Department of State recognition for Excellence by a U.S. company operating in a non-U.S. locale. In early 2004 the leading business magazine Expansión listed Delphi-Mexico as one of “the most admired companies” in the country.

We believe that as a result of Delphi’s existing high standards, Delphi’s presence in foreign countries goes beyond generating revenues for Delphi and value for our stockholders—it enhances the lives of the people who work at our facilities and betters the communities where we operate. In this way, Delphi sets an example for other companies in these countries. Independent monitoring by religious groups would not enhance the close monitoring of our policies and practices by governmental and union groups which Delphi already enjoys. Nor would it add to the internal auditing and Board oversight on which Delphi already insists.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 7. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 7 unless stockholders specify a different choice.

The Board of Directors

The Board of Directors currently consists of twelve directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board of Directors met seven times during 2003. Ms. Sueltz resigned from the Board of Directors, effective December 1, 2003. Mr. Penske, who is currently a member of the Board of Directors, is not standing for election at the annual meeting. However, he has agreed to continue to serve on an uncompensated basis as Senior Advisor to the Board of Directors. All of the current directors who were directors in 2003 attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which they served in 2003, and the 2003 Annual Meeting of Stockholders. Directors are expected to attend all scheduled board and committee meetings, and the annual meeting.

Delphi’s Board of Directors is composed of a majority of directors who qualify as “independent” as such term is defined by the rules adopted by the Securities and Exchange Commission and New York Stock Exchange listing requirements. To be considered independent, the Board of Directors must determine each year that a director does not have any direct or indirect material relationship with Delphi. When assessing the “materiality” of any relationship a director has with Delphi, the Board of Directors reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence.

The Board of Directors has affirmatively determined that each of the following directors and nominees for directors qualify as independent: Oscar de Paula Bernardes Neto, Robert H. Brust, Virgis W. Colbert, David N. Farr, Dr. Bernd Gottschalk, Shoichiro Irimajiri, Cynthia A. Niekamp, John D. Opie, and Roger S. Penske. Throughout this proxy statement, we refer to these directors as our “independent directors.”

The Board of Directors established guidelines, which are set forth in the corporate governance guidelines published on Delphi’s Internet site (www.delphi.com), to assist it in determining director independence under the recently finalized New York Stock Exchange listing requirements. In particular, a director will not be considered independent if, within the preceding three years the director had any of the following relationships with Delphi: (i) the director was employed by Delphi; (ii) an immediate family member of the director was employed by Delphi as an officer; (iii) the director was employed by or affiliated with Delphi’s independent auditor; (iv) an immediate family member of the director was employed by Delphi’s independent auditor as a partner, principal or manager; (v) a Delphi executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the Delphi director, or which employed an immediate family member of the director as an officer; or (vi) the director or an immediate family member of the director received more than $100,000 in direct compensation from Delphi (other than payments for current or past service as a director or, in the case of a family member, for compensation received for service as a non-executive employee of Delphi). In addition, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) the director is an employee of another company that does business with Delphi and the annual sales to, or purchases from, Delphi are less than two percent of the annual revenues of the company he or she serves as an employee; (ii) the director is an employee of another company which is indebted to Delphi, or to which Delphi is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an employee; and (ix) the director serves as an officer, director or trustee of a charitable organization, and Delphi’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts.

John D. Opie, one of our independent directors, serves as Delphi’s Lead Director. Mr. Opie presides over meetings of the non-management directors. Stockholders and other interested persons may contact the Lead Director, the non-management directors as a group, or the Audit Committee directly in writing c/o Delphi Corporation, Attention: Corporate Secretary, M/C 483-400-603, 5725 Delphi Drive, Troy, Michigan 48098, or by telephone to a toll-free number published on Delphi’s Internet site (www.delphi.com). The Internet site also includes Foundation for Excellence, Delphi’s code of business conduct and ethics applicable to all of Delphi’s directors, officers and employees; corporate governance guidelines; and charters for the Audit, Compensation and Executive Development, and Corporate Governance and Public Issues Committees.

The following information about the directors, including the nominees, was provided by the directors.

Board of Directors

Class II—Nominees Standing for Re-Election

Oscar de Paula Bernardes Neto

Age: 57

Director Since: 1999

Principal Occupation: Senior Partner and Chairman of LID Group

Recent Business Experience: Mr. Bernardes is the Senior Partner and Chairman of LID Group. He was Chief Executive Officer of Bunge International from 1996 to 1999. Before joining Bunge, Mr. Bernardes was a senior partner with Booz Allen & Hamilton. He also has over 15 years of consulting experience, including several projects related to the automotive industry in South America. Mr. Bernardes is a member of the Audit Committee of Delphi’s Board of Directors.

Other Directorships: Bunge Brasil S.A., Gerdau S.A., Johnson Electric Holdings Ltd., Companhia Suzano de Papel e Celulose.

Dr. Bernd Gottschalk

Age: 60

Director Since: 2000

Principal Occupation: President, Association of the German Automotive Industry

Recent Business Experience: Before becoming President of the Association of the German Automotive Industry in 1996, Dr. Gottschalk worked at Mercedes-Benz AG since 1972 in various positions, such as plant manager in Mannheim and President of Mercedes-Benz do Brasil in São Paulo. As a member of the Board of Management of Mercedes-Benz AG, he was responsible for the company’s worldwide commercial vehicle business. Dr. Gottschalk is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: Fuchs Petrolub AG, J.M. Voith AG, Hoffmann La Roche Grenzach AG Germany, Thyssen Krupp Automotive AG.

John D. Opie

Age: 66

Director Since: 1999

Principal Occupation: Retired Vice Chairman of the Board and Executive Officer, General Electric Company

Recent Business Experience: Mr. Opie is the former Vice Chairman of the Board and Executive Officer for General Electric Company. He had been associated with General Electric Company since 1961 in numerous management positions, including Vice President of the Lexan and Specialty Plastics Divisions, President of the Distribution Equipment Business Division and President of General Electric Company’s Lighting Business from 1986 to 1995. He also is a Trustee of Michigan Tech. University. Mr. Opie is Lead Independent Director of Delphi’s Board of Directors and is an ex officio member of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: Wal-Mart.

Continuing Directors

Class III—Terms Expiring in 2005:

Robert H. Brust

Age: 60

Director Since: 2001

Principal Occupation: Chief Financial Officer and Executive Vice President, Eastman Kodak Company

Recent Business Experience: Mr. Brust was named Chief Financial Officer and Executive Vice President of Eastman Kodak Company, effective January 3, 2000. Prior to joining Eastman Kodak Company, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation. He joined Unisys Corporation in 1997, where he directed the company’s financial organization, including treasury, control, tax, information systems, mergers and acquisitions, strategy, procurement, and investor relations. He is a member of The Conference Board Council of Financial Executives. Before working at Unisys Corporation, he spent 31 years at General Electric Company. Mr. Brust is Chairman of the Audit Committee of Delphi’s Board of Directors.

Alan S. Dawes

Age: 49

Director Since: 2000

Principal Occupation: Vice Chairman and Chief Financial Officer, Delphi Corporation

Recent Business Experience: Mr. Dawes was named Vice Chairman and Chief Financial Officer and assumed oversight for the Automotive Holdings Group effective January 1, 2003. He was previously Executive Vice President and Chief Financial Officer responsible for Finance, Mergers & Acquisitions and Information Technology. He has been a director since January 2000. He had been a Vice President of Delphi since November 1998 and he was named Chief Financial Officer in August 1998. He is a member of the Harvard Business Club, The Conference Board Council of Financial Executives, and is Vice Chairman of the MEMA (Motor & Equipment Manufacturers Association) Board of Directors. In addition, he was Chairman of OESA (Original Equipment Suppliers Association) during 2002.

Other Directorships: AutoNation, Inc.

David N. Farr

Age: 49

Director Since: 2002

Principal Occupation: Chief Executive Officer of Emerson Electric Co.

Recent Business Experience: David N. Farr was named CEO of Emerson in October 2000. He joined Emerson in 1981, and held a number of positions, including Manager of Investor Relations, Vice President of Corporate Planning and Development, President of the Ridge Tool Division, Group Vice President for the Industrial Components and Equipment Business, President of Emerson Electric Asia-Pacific, Chief Executive Officer of Emerson’s Astec joint venture and Executive Vice President with responsibility for Emerson’s Process Control Business. Farr is a member of the Business Council and the Civic Progress Group of St. Louis, Missouri. He is also a member of the Webster University Board of Trustees and the Municipal Theatre Association of St. Louis. Mr. Farr is Chairman of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Donald L. Runkle

Age: 58

Director Since : 2000

Principal Occupation: Vice Chairman and Chief Technology Officer, Delphi Corporation.

Recent Business Experience: Mr. Runkle was named Vice Chairman and Chief Technology Officer effective January 1, 2003. He had been an Executive Vice President of Delphi, President of the former Dynamics and Propulsion Sector and responsible for the Delphi Product & Service Solutions since January 2000. He has also been a director since January 2000. Previously, he had been Vice President of Delphi and President of Delphi Energy & Engine Management Systems since November 1998 and General Manager of Delphi Energy & Engine Management Systems since May 1996. He is the Champion for Delphi’s Commercial Vehicles Customer Team as well as the Executive Champion for the DaimlerChrysler Customer Team.

Class I—Terms Expiring in 2006:

J.T. Battenberg III

Age: 60

Director Since: 1998

Principal Occupation: Chairman of the Board, Chief Executive Officer and President, Delphi Corporation

Recent Business Experience: Mr. Battenberg has led Delphi and its predecessor, the GM Automotive Components Group Worldwide (“ACG Worldwide”) since 1992. Mr. Battenberg is on the Board of Trustees of Kettering University, Columbia University Business School and the National Advisory Board for J.P. Morgan Chase & Co. He is also a member of the Business Roundtable, the Business Council, the Group of 100 – a select CEO organization, the Economic Club of Detroit and FIRST (For Inspiration and Recognition of Science and Technology).

Other Directorships: Sara Lee Corporation.

Virgis W. Colbert

Age: 64

Director Since: 1999

Principal Occupation: Executive Vice President, Miller Brewing Company

Recent Business Experience: Mr. Colbert was appointed Executive Vice President for Miller Brewing Company in July 1997. He has held several manufacturing and production positions since joining Miller in 1979. He is the former Chairman of the Board of Trustees of Fisk University. Mr. Colbert is Chairman of the Compensation and Executive Development Committee of Delphi’s Board of Directors.

Other Directorships: The Manitowoc Company, Inc., Manor Care, Inc., Weyco Group, Inc., The Stanley Works.

Shoichiro Irimajiri

Age: 64

Director Since: 1999

Principal Occupation: Representative Director, Shoichiro Irimajiri, Inc.

Recent Business Experience: Mr. Irimajiri held various positions within Sega Enterprises, Ltd. including President and Representative Director for Sega from 1994 to 2000. Before joining Sega, Mr. Irimajiri had been an Executive Vice President at Honda Co. Ltd. since 1990. He had been associated with Honda since 1963. Mr. Irimajiri is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: Happinet Corporation, Asahi Tec Corporation.

Cynthia A. Niekamp

Age: 44

Director Since: 2003

Principal Occupation: Senior Vice President and Chief Financial Officer, MeadWestvaco Corporation

Recent Business Experience: Ms. Niekamp was named Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation in April, 2003. Prior to that position, Ms. Niekamp served as Senior Vice President and was responsible for corporate strategy as well as the company’s Specialty Chemical and Specialty Paper businesses. She joined The Mead Corporation in 1995 as Vice President, Corporate Strategy and Planning. In 1998, she was named President of the Mead Specialty Paper division. Prior to joining Mead, Ms. Niekamp held several positions with TRW, including Managing Director of TRW Transportation Systems, Director of Operations for TRW Technar Automotive Sensor Operations and Vice President, Planning and Development for the Engine and Aftermarket Group. Ms. Niekamp is a member of the Audit Committee of Delphi’s Board of Directors.

Committees of the Board of Directors

There are three standing committees of our Board of Directors: Audit Committee, Compensation and Executive Development Committee, and Corporate Governance and Public Issues Committee, which serves as our nominating committee. We also have an Executive Committee composed of the Lead Independent Director (as Chairperson) and the chairpersons of the three standing committees. In an emergency, or when authorized by a majority of the Board of Directors, it may exercise the power and authority of the Board of Directors in the management of the business and affairs of the Corporation between meetings of the Board of Directors. The Board of Directors has established a Qualified Legal Compliance Committee comprised of each of the directors serving on the Audit Committee. All of the Committees are composed entirely of independent directors.

Audit Committee

Number of Members:	4

Members:	Robert H. Brust (Chairman) Oscar de Paula Bernardes Neto Cynthia A. Niekamp John D. Opie (ex officio)

Number of Meetings in 2003:	8

Purpose:

The Audit Committee assists the Board in monitoring the integrity of Delphi’s financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and compliance by Delphi with legal and regulatory requirements. It selects the independent auditors and is also responsible for oversight of the annual report required by the rules of the Securities and Exchange Commission to be included in the proxy statement.

The Audit Committee is composed of four individuals, including the Chairman, Robert H. Brust, Oscar de Paula Bernardes Neto, Cynthia A. Niekamp and John D. Opie, ex officio, each of whom is independent as that term is used in section 10A(m)(3) of the Exchange Act. The Board of Directors has determined that Mr. Brust, presently the Chief Financial Officer and an Executive Vice President of Eastman Kodak Company and previously the Chief Financial Officer and a Senior Vice President of Unisys Corporation, both publicly traded global manufacturing companies; and Ms. Niekamp, the Chief Financial Officer and a Senior Vice President of MeadWestvaco, a publicly traded global manufacturing company, are each an audit committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission. In addition, the Board of Directors has determined that Oscar de Paula Bernardes Neto and John D. Opie have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the New York Stock Exchange. The Committee operates under a written charter, which is available for review on Delphi’s Internet site (www.delphi.com).

Compensation and Executive Development Committee

Number of Members:	2

Members:	Virgis W. Colbert (Chairman) Patricia C. Sueltz (until December 1, 2003) John D. Opie (ex officio)

Number of Meetings in 2003:	8

Purpose:	The Compensation and Executive Development Committee discharges the Board of Directors responsibilities relating to all aspects of director and officer and other executive compensation, including the review, approval and administration of any benefit or incentive compensation plan of the company and its subsidiaries affecting directors, officers and other executives. It is responsible for recommending a succession plan for the CEO and senior executives to the Board of Directors. It also is responsible for producing an annual report on executive compensation for inclusion in the proxy statement. The Committee operates under a written charter, which is available for review on Delphi’s Internet site (www.delphi.com).

Corporate Governance and Public Issues Committee

Number of Members:	5

Members:	David N. Farr (Chairman) Dr. Bernd Gottschalk Shoichiro Irimajiri Roger S. Penske John D. Opie (ex officio)

Number of Meetings in 2003:	4

Purpose:

The Corporate Governance and Public Issues Committee assists the Board of Directors in matters relating to service on the Board, including size, composition and the identification of individuals qualified to become board members. The Committee operates under a written charter, which is available for review on Delphi’s Internet site (www.delphi.com).

The Committee will consider stockholder suggestions for nominees for director. Suggestions should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are also described in the section entitled “Stockholder Proposals” of this proxy statement.

The assessment of the requisite skills and characteristics of new Board members includes examining the independence of a nominee, as well as considering the skills and experience of the person in the context of the needs of the Board. Delphi seeks individuals who possess the highest personal and professional ethics, integrity and values. In addition, we believe that the composition of the Board as a whole should provide a diverse set of skills and perspectives and should endeavor to include directors from each of the major geographical areas of our operations: North America, Asia/Pacific, Europe and South America.

Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Committee selects director nominees in accordance with the policies and principles of its charter, and then recommends qualified candidates to the Board as a whole.

Each of the nominees included on the proxy card for the 2004 Annual Meeting for the Board of Directors is standing for re-election. From time-to-time Delphi has retained the search firm of Egon Zehnder to assist in identifying potential nominees. Cynthia A. Niekamp, who was elected to the Board of Directors in October 2003, was recommended by Egon Zehnder.

The Committee is also responsible for recommending to the Board appropriate corporate governance guidelines and a code of business conduct and ethics as required by the listing requirements of the New York Stock Exchange. The Committee advises the Board with respect to Delphi’s policies and procedures regarding compliance with applicable laws and regulations and with our corporate governance guidelines and Foundation for Excellence, our code of business conduct and ethics.

Stock Ownership of Management and More Than 5% Stockholders

The table below shows how much of our common stock was beneficially owned as of March 8, 2004 (unless another date is indicated) by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each executive officer named in the Summary Compensation Table appearing later in this proxy statement, (iii) each person known by Delphi to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 8, 2004 (such as by exercising options). All persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended 2003, except when filing Form 4s on behalf of each of Delphi’s independent directors in early January to reflect payment of quarterly director fees in common stock units, Delphi experienced software and data entry problems which resulted in three of the director’s forms, those for Messrs. Bernardes, Brust and Colbert, being filed a few minutes after the filing deadline.

Name and Address (1)	Shares Beneficially Owned(2)	Stock Which May Be Acquired Within 60 Days(3)	Total	Percent	Deferred Stock Units (4)
J.T. Battenberg III	445,564	3,745,157	4,190,721	*	244,770

Oscar de Paula Bernardes Neto	-----	-----	-----	*	48,731

Robert H. Brust	-----	-----	-----	*	35,287

Virgis W. Colbert	-----	-----	-----	*	50,072

Alan S. Dawes	128,634	1,044,069	1,172,703	*	85,256

David N. Farr	-----	-----	-----	*	23,358

Bernd Gottschalk	-----	-----	-----	*	40,351

Shoichiro Irimajiri	-----	-----	-----	*	44,449

Rodney O’Neal	80,585	877,673	958,258	*	82,626

Cynthia A. Niekamp	-----	-----	-----	*	3,891

John D. Opie	10,000	-----	10,000	*	83,942

Roger S. Penske	22,000	-----	22,000	*	51,226

Donald L. Runkle	96,319	983,281	1,079,600	*	87,258

David B. Wohleen	72,754	864,126	936,880	*	78,845

State Street Bank and Trust Company, in various fiduciary capacities (5) 225 Franklin Street Boston, MA 02110	81,634,479	-----	81,634,479	14.6%	-----

Dodge & Cox (6), One Sansome Street, San Francisco, CA 94104	64,522,951	-----	64,522,951	11.5%	-----

All directors and executive officers as a group (15 persons)	957,755	8,692,661	9,650,416	*	1,080,497

*Less than 1% of Delphi’s total outstanding common stock. The percentages shown in the table are based on the total number of shares of Delphi’s common stock outstanding on March 8, 2004.

Notes

(1)	Except as otherwise indicated in the table, the business address of the beneficial owners is c/o Delphi Corporation, 5725 Delphi Drive, Troy, MI 48098.

(2)	Includes shares:

•	As to which the named person has sole voting and investment power,

•	As to which the named person has shared voting and investment power with a spouse, or

•	Which the named person holds in the Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States.

(3)	Includes:

•	Stock options exercisable within 60 days of March 8, 2004.

•	Restricted stock units subject to a vesting schedule, forfeiture risk and other restrictions which vest within 60 days of March 8, 2004.

(4)	Includes:

•	Restricted stock units subject to a vesting schedule, forfeiture risk and other restrictions. The restricted stock units earn dividend equivalents at the same rate as dividends paid to stockholders. Restricted stock units have no voting or disposition rights until vested. Does not include restricted stock units vesting within 60 days of March 8, 2004 which have been included in the Total column.

•	Phantom shares denominated in common stock units under the Delphi Benefit Equalization Plan-Savings. This is a non-qualified “excess benefit” plan that is exempt from ERISA and IRS code limitations and provides executives with full Delphi matching contributions without regard to limits imposed by the IRS code. Amounts credited under the plan are maintained in share units of Delphi common stock. After leaving Delphi, an employee may at any time choose to receive a complete distribution of amounts in the Benefit Equalization Plan, which will be in cash. Common stock units have no voting rights.

•	Common stock units held by non-management directors under Delphi’s Deferred Compensation Plan for Non-Employee Directors. Common stock units have no voting rights. Dividend equivalents on any common stock units accrue quarterly and are converted into additional common stock units. Directors receive the cash value of all of their accumulated stock units after they leave the Board.

•	Common stock units held under Delphi’s Deferred Compensation Plan for Executive Employees. Common stock units have no voting rights. Upon leaving Delphi, an employee may choose, subject to applicable tax laws, a complete distribution of amounts in the Deferred Compensation Plan in cash, or with respect to certain deferred payments awarded to the employee pursuant to the Performance Achievement Plan described under “Compensation of Executive Officers—Long-Term Incentives,” in shares of common stock.

(5)	Based on a Schedule 13G dated February 5, 2004 filed by State Street Bank and Trust Company with the Securities and Exchange Commission. Represents shares held by State Street Bank and Trust Company as trustee for various Delphi employee benefit plans and in various other fiduciary capacities.

(6)	Based on a Schedule 13G dated February 17, 2004 filed by Dodge & Cox with the Securities and Exchange Commission.

Related Stockholder Matters

Delphi has authorized future issuances of common stock to its named executive officers and other employees, pursuant to options granted under equity compensation plans. The table below summarizes the options outstanding against those plans as of December 31, 2003. A more detailed description of these plans and awards made pursuant thereto is contained in the “Compensation of Executive Officers” section appearing later in this proxy statement.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(1)	Weighted-average exercise price of outstanding options and rights(2)	Number of securities remaining available for future issuance under equity compensation plans
	(in thousands)		(in thousands)
Equity compensation plans approved by stockholders	64,536	$12.87	15,154
Equity compensation plans not approved by stockholders	25,900	$16.48	—

Total	90,436	$13.95	15,154

Notes

(1)	Includes approximately 60.5 million outstanding options and approximately 4.0 million outstanding restricted stock units.

(2)	Includes weighted-average exercise price of outstanding options only.

Compensation of Directors

We do not pay directors who are also our employees additional compensation for their service as directors or committee members. Effective May 1, 2003, compensation for our non-management directors consisted of:

•	$100,000 cash retainer per year and $200,000 in common stock units per year for the lead independent director;

•	$55,000 cash retainer per year and $85,000 in common stock units per year for the other non-employee directors; and

•	A fee of $15,000 per year for the chairman of the Audit Committee.

•	A fee of $10,000 per year for the chairman of the Compensation and Executive Development Committee and for the chairman of the Corporate Governance and Public Issues Committee.

Prior to May 1, 2003 non-management directors, other than the lead independent director, received $55,000 cash retainer per year and $55,000 in common stock units, and a fee of $5,000 per year for serving as chairman of a board committee (for other than the lead independent director). Compensation for the lead independent director was not increased in May, 2003.

Stock Ownership By Directors—We believe that a significant component of our directors’ compensation should be linked to our stock. For this reason, we pay to our non-management directors a significant portion of their fees in common stock units. We also give our non-management directors the option to receive all their fees in common stock units. The stock portion of each non-management director’s annual compensation is automatically deferred until he or she no longer serves on our Board. Under Delphi’s Deferred Compensation Plan for Non-Employee Directors, non-management directors, at their option, may convert the cash portion of their compensation into common stock units. All of our non-management directors have elected to receive all fees for the 2004 fiscal year in these common stock units, as they have since 2000. Dividend equivalents on any common stock units accrue quarterly and are converted into additional common stock units. Directors will receive the cash value of all of their accumulated common stock units after they leave the Board.

During 2003 there were no transactions with management and others, no business relationships regarding directors or nominees for directors, and no indebtedness of management.

Audit Committee Report

The Audit Committee of our Board of Directors consists of four directors, all of whom are independent for purposes of New York Stock Exchange Listing Requirements and the U.S. Securities and Exchange Commission’s rules promulgated under the Sarbanes-Oxley Act of 2002. In December 2003, in conjunction with a self-evaluation of its policies, procedures and performance, the Audit Committee reviewed the written charter under which it has been operating and determined that it remains adequate. In accordance with Securities and Exchange Commission requirements, the charter was previously filed with the Securities and Exchange Commission as an attachment to last year’s proxy statement and is also posted on Delphi’s Internet site (www.delphi.com). The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2003, which we refer to here as our audited financial statements.

•	The Audit Committee has reviewed and discussed the annual audited and quarterly financial statements with management and Deloitte & Touche LLP, in advance of the public release of operating results, and filing of annual or quarterly reports with the U.S. Securities and Exchange Commission;

•	The Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

•	The Committee has received the written disclosures and the letter from Deloitte & Touche LLP, required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from Delphi; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee

Robert H. Brust, Chairman

Oscar P. Bernardes

Cynthia A. Niekamp

John D. Opie (ex officio)

Independent Auditors Fees

The following table breaks out the components of aggregate fees billed to Delphi by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tomatsu, and their respective affiliates (collectively, “Deloitte”), for services in 2003 and 2002:

($ in millions)	2003	2002
Audit Fees	9.2	7.8
Audit-Related Fees(a)	0.8	1.8
Tax Fees(b)	1.3	1.4
All Other Fees	—	—

Total	11.3	11.0
Memo: Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	0.1:1	0.1:1
Percentage of Aggregate Fees which were Audit or Audit-Related	88%	87%

(a)	Audit-related services billed in 2003 consisted primarily of due diligence assistance associated with an acquisition, a related review of the closing balance sheet of the acquiree, employee benefit plan audits, accounting consultations and agreed-upon procedures engagements. Audit-related services billed in 2002 consisted primarily of internal control reviews, audits of carve-out financial statements for operations intended for divestiture, due diligence associated with potential acquisitions, employee benefit plan audits and accounting consultations.

(b)	Tax services billed consisted primarily of the following:

1.	Tax compliance services such as assistance with tax return filing and preparation of required documentation in certain foreign countries, totaling $0.8 in 2003.

2.	Tax planning, advice and other tax-related services including assistance with tax audits and appeals, general tax advice in the U.S. and certain foreign countries, and customs reports in Mexico, totaling $0.5 in 2003.

In considering the nature of the services provided by Deloitte in 2003, the Audit Committee determined that they are compatible with their provision of independent audit services. The Audit Committee discussed these services with Deloitte and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Sarbanes-Oxley Act of 2002 and the U.S. Securities and Exchange Commission.

Pre-Approval Policy

The services performed by Deloitte in 2003 were pre-approved by the Audit Committee in accordance with the pre-approval policy and procedures adopted by the Committee. This policy delineates the allowable audit, audit-related, tax, and other services which the independent auditor may perform. Prior to the beginning of each year (and in February 2003 with respect to services rendered in 2003), the Vice President of Corporate Audit Services (or the Chief Tax Officer in case of tax services) develops a detailed description of the services to be performed by the independent auditor in each of these categories in the following year. This Service List is presented to the Audit Committee for approval. Services provided by Deloitte during the following year that are included in the Service List and were approved in this manner are considered to have been pre-approved by the policies and procedures of the Audit Committee. Any requests for audit, audit-related and tax services not contemplated on the Service List and all other services must be submitted to the Committee for pre-approval as they arise during the year and cannot commence until such approval has been granted. Normally, this is done at regularly scheduled meetings, but approval authority between meetings has been delegated to the Chairman. On a regular quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date, the forecast for the calendar year, and the projected ratio of tax and all other fees to audit and audit-related fees.

The policy contains a de minimis provision. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision may not exceed $100,000;

3.	Such services were not recognized at the time of the engagement to be non-audit services; and

4.	Such services are promptly brought to the attention of the Audit Committee of Delphi and approved by the Audit Committee or its designee prior to the completion of the audit.

During 2003, 5.7% of audit-related fees and 0% of tax fees were approved under the de minimis provision, representing 0.4% of the total amount of services performed by Deloitte.

Compensation of Executive Officers

This section provides summary information regarding the compensation of J.T. Battenberg III, our Chairman, Chief Executive Officer and President, and our four next most highly compensated executive officers. This section also includes a report of the Compensation and Executive Development Committee of our Board of Directors concerning the general compensation principles used by that committee for senior executive officers as well as the specific factors used to determine Mr. Battenberg’s compensation during 2003.

Compensation and Executive Development Committee

Report on Executive Compensation

(How Delphi Determines Executive Compensation)

Philosophy

Delphi’s executive compensation program aims to align the interests of our executives with your interests as stockholders. To do so, Delphi:

•	Sets specific, measurable goals to create value for the stockholders in both the short and long-term;

•	Rewards executives when they have achieved the goals we have set;

•	Motivates executives to improve the performance and profitability of Delphi overall and of each business sector to which an executive is assigned; and

•	Adjusts each executive’s compensation to reflect his or her individual performance and contribution to Delphi.

Types of Compensation

We use three main types of compensation in our executive compensation program:

•	Base Salary

•	Annual Incentives

•	Long-Term Incentives

In determining the appropriate amount of each type of compensation to pay our executives in 2003, we looked at what executives earned at companies that are in our industry as well as at other top Fortune companies with which we compete in hiring executives. We use the corporate performance of, and compensation paid by, these companies as a benchmark in deciding the appropriate combination of compensation types for our executives. We also rely on data and advice provided by outside consultants.

Base Salary

We strive to pay salaries at the median of the salaries paid by the group of benchmark companies described above. Importantly, we also look at factors specific to an individual executive such as an executive’s performance, potential for future advancement and responsibilities.

To ensure that our executives would be able to focus on the interests of the company and not be distracted by the possible impact on their personal situation if a change in control at Delphi were to occur or be imminent, we continue to utilize change in control agreements that were implemented in early 2000 covering our officers. Under these agreements, an executive is paid certain benefits upon the occurrence of a change in control of Delphi, and additional benefits if, during the three years after a change in control, the executive’s employment with Delphi ceases for reasons other than “for cause.” The change in control agreements are described more fully in this proxy statement under the section entitled “Change In Control Agreements.” The agreements are Delphi’s only contractual arrangements with the executive officers named in the Summary Compensation Table appearing later in this section.

Annual Incentives

The Annual Incentive Compensation Plan provides for annual incentive awards based on our achievement of pre-determined corporate goals. Each year, we establish a corporate performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum level beyond which no additional amounts will be paid. The size of final awards depends on the actual level of performance that Delphi achieves within this pre-established range, and we may adjust awards to reflect individual performance or other compelling business factors.

We establish our targeted performance levels by reference to one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of our common stock, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity and/or quality. These business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index. We use our judgment to establish a range of performance levels that we believe are in your best interests.

We reviewed Delphi’s overall performance for 2003 and the general and specific factors for each executive. Annual incentive awards were not paid for 2003 because the minimum performance level was not achieved.

Long-Term Incentives

Our long term compensation philosophy remains to provide executives an appropriate mix of cash and equity-based incentive awards that motivate high levels of performance while appropriately aligning the interests of the executives with our stockholders. We continuously evaluate our long term incentive awards in light of our business objectives, our stock performance and liquidity and the plans of benchmark companies. As discussed above under “Proposal 4—The approval of the Delphi Corporation Long-Term Incentive Plan,” our recent evaluation has resulted in a change in the mix of incentives we will provide going forward, but not the components. While stock options will remain an important part of our long-term incentive program, we have changed the mix of awards to decrease our reliance on options and to increase the portion of long term compensation payable in restricted stock units and cash. For more information about our long-term compensation plans going forward, see “Proposal 4—The approval of the Delphi Corporation Long-Term Incentive Plan.” Below we have described the awards granted under our existing plans.

Equity Based Incentives—Our long-term incentive plan permits the issuance of stock options and restricted stock units. We grant stock options at the average of the high and low trading price of the stock on the date of grant. This way executives benefit only when the stockholders do—when the stock price goes up. When we issue restricted stock units, we establish vesting schedules, so that our executives may focus on increasing long-term company performance.

We evaluate competitive compensation practices in determining our stock option and restricted stock grants. Going forward, the size of these grants and the other long-term awards discussed below is intended to place our executives at competitive levels of the long-term incentives granted to those similar executive positions at our benchmark companies. The grants reflected in the Summary Compensation Table are below that level.

Performance Achievement Plan—In addition to stock options, which reward executives for enhancing stockholder value through increasing the price of common stock, the Delphi Corporation Performance Achievement Plan encourages executives to focus on achieving strategic business goals that take more than one year to complete. We set these goals in our strategic business plan that currently covers a three-year period. As with our base salary and annual incentive program, we set these corporate performance goals with reference to a group of benchmark companies. We establish a corporate performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum level beyond which no additional amounts will be paid. Individual performance is also reviewed.

Typically, we grant long-term target awards under the Delphi Corporation Performance Achievement Plan every year, but do not pay them unless the goals in our strategic business plan are achieved over the three-year plan period. No awards will exceed 200% of our established goals. Each year we review the goals we set for the prior three-year period both for the level of achievement obtained as well as whether the objectives remain consistent with any evolution in our overall strategic business plan. The Compensation Committee has the authority to refine both corporate and individual objectives as necessary to insure that we are all working toward fulfillment of our strategic plan. In the event any year’s award or payout reflects a change in objectives, we will disclose that in the Summary Compensation Table or Long-Term Incentive Plan-Award Table as appropriate.

At the end of 2003, we reviewed Delphi’s overall performance and the general and specific factors for each executive. The awards under the Delphi Corporation Performance Achievement Plan for the 2001-2003 plan period were determined and paid in early 2004.

Chief Executive Officer Compensation

In determining the total compensation for Mr. Battenberg, the committee considered performance factors in a number of critical areas. In 2003, Delphi achieved record performance in sales bookings, customer diversification, quality metrics and control of certain manufacturing costs. In 2003, Delphi received 54 awards for quality and manufacturing excellence, including the prestigious Shingo award.

Base Salary—Mr. Battenberg received an increase in base salary in 2003, his first in fifteen months. Mr. Battenberg’s 2003 salary is reported in the Summary Compensation Table.

Annual Incentives—In early 2003 we established an individual award target for Mr. Battenberg in line with our overall compensation philosophy. At the end of the year we reviewed this award in relation to the established performance measures. Because Delphi did not achieve the minimum performance, Mr. Battenberg was not granted an annual incentive award for 2003 as reflected in the Summary Compensation Table.

Stock Options—As part of Delphi’s continuing compensation review process, we compared the value of stock options granted to Mr. Battenberg against the value of options granted to chief executive officers of the benchmark companies. For 2003 we awarded him stock options for 960,000 shares of Delphi common stock as disclosed in the Summary Compensation Table.

Restricted Stock Units—Mr. Battenberg was also granted restricted stock units in 2003 as disclosed in the Summary Compensation Table. To ensure long-term focus on company performance, Mr. Battenberg’s restricted stock units will vest as follows: one-third on April 24, 2004; one-third on April 24, 2006; and one-third on April 24, 2008. This vesting schedule may be accelerated if Mr. Battenberg were to retire prior to April 23, 2008.

Other Long-Term Incentives—We made a long-term target award to Mr. Battenberg under the Delphi Corporation Performance Achievement Plan based on Delphi’s performance for the 2001-2003 performance period, which concluded at the end of 2003. The Delphi Corporation Performance Achievement Plan long-term target award for Mr. Battenberg for the 2003-2005 performance period is disclosed in the Long-Term Incentive Plan—Awards in Last Fiscal Year table appearing later in this section. We established Mr. Battenberg’s target award consistent with the methodology discussed above. Mr. Battenberg’s award for the 2003-2005 performance period is denominated in cash.

Compensation and Executive Development Committee

Virgis W. Colbert, Chairman
John D. Opie (ex officio)

Summary Compensation Table

The table below shows compensation information for J.T. Battenberg III, who served as our chief executive officer in 2003, and our four next highest paid executive officers as of the end of 2003. The increases in compensation in 2003 over 2002 are in recognition of improving corporate performance, as described in the previous section, and increased responsibilities as a result of our announced realignment.

Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Unit Awards ($)(3)	Securities Underlying Options (#)	Long- Term Incentive Payouts ($)(4)	All Other Compensation ($)(5)

J.T. Battenberg III Chairman, Chief Executive Officer and President	2003 2002 2001	1,675,000 1,600,000 1,450,000	0 2,100,000 0	107,477 93,682 99,496	1,213,920 2,100,000 0	960,000 605,882 1,000,000	732,000 945,000 1,281,600	52,213 16,458 31,005

Donald L. Runkle Vice Chairman and Chief Technology Officer	2003 2002 2001	1,000,000 950,000 800,000	0 765,000 0	76,586 69,599 93,586	385,673 800,000 0	305,000 174,191 304,257	340,000 472,500 566,633	19,249 0 8,865

Alan S. Dawes Vice Chairman and Chief Financial Officer	2003 2002 2001	960,000 850,000 700,000	0 800,000 0	n/a n/a n/a	385,673 800,000 0	305,000 166,618 295,811	320,000 425,250 522,133	18,480 0 7,758

Rodney O’Neal President, Dynamics, Propulsion, Thermal & Interior Sector	2003 2002 2001	860,000 725,000 600,000	0 760,000 0	62,165 53,596 n/a	373,028 775,000 0	295,000 151,471 278,919	280,000 378,000 477,633	16,553 0 6,650

David B. Wohleen President, Electrical, Electronics & Safety Sector	2003 2002 2001	825,000 700,000 550,000	0 740,000 0	n/a n/a n/a	373,028 750,000 0	295,000 151,471 278,919	280,000 378,000 477,633	15,880 0 6,095

Notes

(1)	The titles noted above are the officers’ current titles. Prior to February 1, 2003 the titles were as follows: Donald L. Runkle, Executive Vice President; Alan S. Dawes, Chief Financial Officer and Executive Vice President; Rodney O’Neal, Executive Vice President; David B. Wohleen, Executive Vice President. The new titles reflect each officer’s increased responsibilities as a result of our announced realignment. Mr. Battenberg’s title remains unchanged.

(2)	This amount includes benefits from the use of corporate transportation in 2003 ($97,388 for Mr. Battenberg, $70,247 for Mr. Runkle and $55,826 for Mr. O’Neal).

(3)	Shows value of restricted stock units granted on April 24, 2003 as of the date of grant. The market value of the shares represented by total restricted stock units held on and as of December 31, 2003, is reflected in the 2003 column of the table below. Additional restricted stock units will vest, as indicated below, and are reflected for each named executive officer in the “Stock Which May Be Acquired Within 60 Days” column of the Stock Ownership of Management and More Than 5% Stockholders table in this proxy statement.

Listed below are the total number of shares represented by all restricted stock units, by year, allocated to the named executive officers as of December 31, 2003, including dividend equivalents, and the market values of such shares (based on the closing price of our common stock on the New York Stock Exchange as of December 31, 2003).

	2002		2003		Total
Named Executive	# Shares	Mkt. Value	# Shares	Mkt. Value	# Shares	Mkt. Value
J.T. Battenberg III	122,500	$1,250,728	146,309	$1,493,819	268,809	$2,744,547
Donald L. Runkle	46,668	$476,475	46,484	$474,599	93,152	$951,074
Alan S. Dawes	46,668	$476,475	46,484	$474,599	93,152	$951,074
Rodney O’Neal	45,209	$461,581	44,960	$459,038	90,169	$920,619
David B. Wohleen	43,750	$446,687	44,960	$459,038	88,710	$905,725

The vesting schedule for restricted stock units granted in 2002 is as follows: 25% on January 2, 2003, 25% on January 2, 2005 and 50% on January 2, 2017 or at retirement, whichever occurs earlier. The vesting schedule for restricted stock units granted in 2003 is as follows: one-third on April 24, 2004, one-third on April 24, 2006 and one-third on April 24, 2008.

(4)	Reflects long-term incentive payouts as follows:

Under the Delphi Corporation Performance Achievement Plan: Performance Periods 1999-2001, 2000-2002 and 2001-2003. In 2003, in conjunction with the Compensation Committee’s review of Delphi’s strategic business plan and management’s performance over the preceding three years, the Committee noted continued progress toward the strategic goals, further customer diversification, strong operating cash flow and the Company’s maintenance of an investment grade credit rating, despite rising U.S. pension and OPEB costs and lower customer vehicle production rates. The Committee measured performance against one of the established performance goals, return on net assets, recognizing the impact of lower discount rates and asset returns on U.S. pension and OPEB costs and approved a corresponding payout at the threshold level.

(5)	Includes matching contributions by Delphi under the Savings-Stock Purchase Plan and the values of certain credits provided to the named executive officers under the Benefit Equalization Plan-Savings, which are shown together in the “Savings Plans” column in the table below for 2003, and the value of the insurance premium paid by Delphi with respect to the Delphi Executive Split-Dollar Endorsement Plan, a life insurance policy for the benefit of Mr. Battenberg, which is shown in the “Imputed Income” column in the table below for 2003. Under the Benefit Equalization Plan, Delphi provides benefits substantially equal to benefits that could not be provided under the Savings-Stock Purchase Plan because of limitations under the Internal Revenue Code.

Named Executive	Savings Plans ($)	Imputed Income ($)
J.T. Battenberg III	32,373	19,840
Donald L. Runkle	19,249	—
Alan S. Dawes	18,480	—
Rodney O’Neal	16,553	—
David B. Wohleen	15,880	—

Upon the death of Mr. Battenberg, Delphi would be reimbursed for its premiums paid on the Executive Split-Dollar Endorsement Plan.

Option Grants in Last Fiscal Year

The following table shows the stock options granted in 2003 to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted to these officers.

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh.)(2)	Expiration Date(1)	Grant Date Present Value($)(3)

J.T. Battenberg III	960,000	7.78%	$8.43	April, 2013	$2,178,528

Donald L. Runkle	305,000	2.47%	$8.43	April, 2013	$692,137

Alan S. Dawes	305,000	2.47%	$8.43	April, 2013	$692,137

Rodney O’Neal	295,000	2.39%	$8.43	April, 2013	$669,444

David B. Wohleen	295,000	2.39%	$8.43	April, 2013	$669,444

Notes

(1)	These options were granted on April 24, 2003 and include both non-qualified and incentive stock options. One-third of each option grant becomes exercisable on April 24 of each of 2004, 2005 and 2006. The incentive stock options expire ten years from the date of grant and the non-qualified options expire two days later. If a grantee retires, becomes disabled, or dies, his or her pro-rated options continue to be exercisable up to the earlier of the normal expiration date or five years in the case of retirement and three years if the grantee becomes disabled or dies. In most other instances of employment termination, all rights end upon termination. Optionees are subject to certain conditions, including refraining from competitive activity after they retire from Delphi or otherwise cease employment with Delphi under circumstances in which they retain their options. Options generally cannot be transferred except through inheritance.

(2)	The exercise price of the stock options is the average of the high and low selling prices as reported in the Wall Street Journal on the grant date.

(3)	These values were determined based on the Black-Scholes option pricing model. Calculation of the Grant Date Present Value was based on the following assumptions: Exercise of an option within the first five years after its grant, price volatility of 38.6%, a risk free rate of return of 2.7% and a dividend yield of 3.5%. No adjustments were made for non-transferability. Our use of this model does not necessarily mean that we believe that this model accurately determines the value of options. The ultimate value of the options in this table depends upon each holder’s individual investment decisions and the actual performance of Delphi’s common stock.

Aggregated Option Exercises in Last Fiscal Year and Option Values at Fiscal Year End

The following table shows information concerning the options exercised in 2003 by each of the executive officers named in the Summary Compensation Table and the value of options held by such executives at the end of 2003. No stock appreciation rights are held by any named executive officer.

Name	Delphi Shares Acquired on Exercise(#)		Value Realized ($)		Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($)(2) Exercisable/ Unexercisable

J.T. Battenberg III	0		0		2,949,131 /1,588,922	$0 /$1,708,000

Donald L. Runkle	0		0		743,210 /485,881	$0 / $539,850

Alan S. Dawes	27,114	(1)	$22,098	(1)	845,493 / 478,016	$34,167 /$542,900

Rodney O’Neal	0		0		677,802 / 452,288	$6,582 /$525,100

David B. Wohleen	0		0		651,550 / 452,288	$6,582 /$525,100

Notes

(1)	In 2003, Mr. Dawes exercised options nearing expiration, increasing the number of Delphi shares directly held by him.

(2)	These year-end values represent the difference between the fair market value of Delphi’s common stock underlying options (based on the stock’s closing price on the New York Stock Exchange on December 31, 2003) and the exercise prices of the options. The closing price of Delphi’s common stock on the New York Stock Exchange on December 31, 2003 was $10.21. “In-the-money” means that the fair market value of the underlying stock is greater than the option’s exercise price on the valuation date.

Long-Term Incentive Plan-Awards in Last Fiscal Year

The following table shows information on 2003 grants of incentive awards to the executive officers named in the Summary Compensation Table.

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock-Price-Based Plans(2)

			Threshold ($)	Target ($)	Maximum ($)

J.T. Battenberg III	$1,920,000	2003-2005	$768,000	$1,920,000	$3,840,000

Donald L. Runkle	$610,000	2003-2005	$244,000	$610,000	$1,220,000

Alan S. Dawes	$610,000	2003-2005	$244,000	$610,000	$1,220,000

Rodney O’Neal	$590,000	2003-2005	$236,000	$590,000	$1,180,000

David B. Wohleen	$590,000	2003-2005	$236,000	$590,000	$1,180,000

Notes

(1)	Incentive awards under the Delphi Corporation Performance Achievement Plan are denominated in dollars.

(2)

Relates to payment of incentive awards under the Delphi Corporation Performance Achievement Plan for performance during 2003 through 2005. In 2004, in conjunction with the Board’s review of Delphi’s strategic business plan, we modified the established goals for the 2003 through 2005 performance period to reflect a greater emphasis on meeting certain threshold cash flow targets as part of the overall performance and individual executive objectives. If the threshold performance level is met or exceeded, the percentage of the incentive award that may be paid to participants will depend on the extent to which the established performance target for the three-year performance period is achieved, but will not exceed the maximum level. If the threshold performance level is not met, no awards will be paid.

Under the Delphi Corporation Performance Achievement Plan, eligible employees may receive long-term incentive awards which are based on performance during a period that may be at least two years and not more than five years. The final amount of the award depends on whether the performance goals are achieved as well as on the employee’s individual performance.

Delphi’s Compensation and Executive Development Committee decides the dollar amount of a final award by determining how completely certain performance goals were achieved. Typically, these awards are granted each year, but they are not paid unless the performance goals are achieved over the three-year performance period. Performance goals for these awards reported in the table cover the 2003-2005 period and include the same performance measures for each of the named executive officers. The performance goals and the mechanics of receiving a final award are more fully discussed under “Compensation and Executive Development Committee Report on Executive Compensation—Long-Term Incentives” appearing earlier in this section.

Final awards made to the named executive officers under the Delphi Corporation Performance Achievement Plan for the 1999-2001, 2000-2002 and 2001-2003 performance periods are reported under the “Long-Term Incentive Payouts” column in the Summary Compensation Table.

Generally, an employee’s outstanding incentive awards are cancelled if the employee quits, is discharged or ceases employment with Delphi under similar circumstances, or engages in competitive activity after termination. An employee’s rights under any award are forfeited if an employee acts against Delphi’s interests.

Retirement Programs

The retirement program for our executives in the United States consists of two plans. One plan, the Delphi Retirement Program for Salaried Employees, is a qualified plan for purposes of the Internal Revenue Code. We also have a plan that is not considered a qualified plan under the Internal Revenue Code, the Supplemental Executive Retirement Program (“SERP”). SERP provides for an executive to receive a benefit equal to the greater of that calculated under a regular method (“Regular SERP Benefit”) or an alternative method (“Alternative SERP Benefit”), under circumstances described below. Generally, under the Delphi Retirement Program for Salaried Employees and the Supplemental Executive Retirement Program, an executive’s service with General Motors Corporation prior to January 1, 1999 is taken into account when determining service with Delphi for purposes of the plans, so that time that the executive worked for General Motors Corporation is counted as if the executive worked for Delphi during that time.

The Delphi Retirement Program for Salaried Employees is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In general, the Delphi Retirement Program for Salaried Employees consists of “Part A” and “Part B” benefits for an executive hired prior to January 1, 2001 or with a length of service date prior to January 1, 2001. Part A of the Delphi Retirement Program for Salaried Employees provides benefits under a formula based on years of credited service and an applicable benefit rate. Part B of the Delphi Retirement Program for Salaried Employees provides benefits under a formula based on years of Part B credited service and upon the average of the highest five years of base salary received during the final ten years of service, subject to certain benefit limitations imposed by the Internal Revenue Code. In addition, under Part B, Delphi provides employees with an annual retirement benefit equal to the sum of 100% of the Part B contributions they made to the General Motors Retirement Program for Salaried Employees on or after October 1, 1979, or to the Delphi Retirement Program for Salaried Employees on or after

January 1, 1999, and lesser percentages of their contributions made to the General Motors Retirement Program for Salaried Employees prior to October 1, 1979. If employees elect not to contribute to Part B of the Delphi Retirement Program for Salaried Employees, they are entitled to receive the Part A benefits only. Benefits under the Delphi Retirement Program for Salaried Employees vest after five years of credited service and are payable on an unreduced basis at age 65 at the rate in effect as of the last day worked.

If an executive makes Part B contributions to the Delphi Retirement Program for Salaried Employees, the executive may also be eligible to receive a non-qualified Regular SERP Benefit. The sum of the Delphi Salaried Retirement Program’s benefits plus the Regular SERP Benefit will provide an eligible executive with the following total annual retirement benefits: 2% times years of Part B credited service times the last five years’ average annual base salary, minus a portion (based on years of credited service) of the maximum annual Social Security benefit in the year of retirement payable to a person who is eligible for an unreduced benefit.

The table below shows the estimated total annual Delphi Retirement Program for Salaried Employees benefits (under Part A and Part B) plus the Regular SERP Benefit (assuming the executive qualifies). The chart gives an average annual base salary as of December 31, 2003. Such amount would be paid in 12 equal monthly installments per year to executives retiring in 2004 at age 65. If the executive elects to receive such benefits with a 65% survivor option, the amounts shown would generally be reduced from 5% to 11% depending upon the age differential between spouses.

Average Annual Base Salary(1)	Years of Part B Credited Service
	15	25	35	45
$ 275,000	$76,078	$126,796	$177,514	$228,233
539,000	155,278	258,796	362,314	465,833
803,000	234,478	390,796	547,114	703,433
1,067,000	313,678	522,796	731,914	941,033
1,331,000	392,878	654,796	916,714	1,178,633
1,595,000	472,078	786,796	1,101,514	1,416,233

(1)	Average annual base salary means the average of the highest five years of base salary paid during the final ten calendar years of service preceding an executive’s retirement.

The average annual base salary and the years of Part B credited service which may be considered in the Regular SERP Benefit calculation as of December 31, 2003 for each of the named executive officers are as follows: J.T. Battenberg III—$1,469,166—41 years; Donald L. Runkle—$826,250—35 years; Alan S. Dawes—$743,250—22 years; Rodney O’Neal—$642,333—31 years; and David B. Wohleen—$607,250—25 years. The annual base salary of each named executive officer for the most recent year(s) considered in the calculation reported here is shown in the “Salary” column of the Summary Compensation Table appearing earlier in this section.

Executives may be eligible to receive the Alternative SERP Benefit instead of the Regular SERP Benefit if they abide by certain agreements with Delphi, such as, for example, an agreement not to work for any competitor of Delphi or act in any manner contrary to the best interest of Delphi. If the executive makes such an agreement and qualifies for the Alternative SERP Benefit, he or she will receive the greater of the Regular SERP Benefit or the Alternative SERP Benefit. The sum of the Delphi Salaried Retirement Program’s benefits, plus the Alternative SERP Benefit, will provide an eligible executive with total annual retirement benefits equal to 1.5% times eligible years of Part B credited service up to a maximum of 35 years, times the last five years’ average annual total direct compensation, minus 100% of the maximum annual Social Security benefit in the year of retirement payable to a person who is eligible for an unreduced benefit.

The following table shows the estimated total annual Delphi Salaried Retirement Program benefits (under Part A and Part B) plus the Alternative SERP Benefit (assuming the executive qualifies). The figures are based upon average annual compensation as of December 31, 2003. Delphi would pay the benefit in 12 equal monthly installments per year to executives retiring in 2004 at age 65. If the executive elects to receive such benefits with a 65% survivor option, the amounts shown would generally be reduced from 5% to 11%, depending upon the age differential between spouses.

Average Annual Total Direct Compensation(1)	Eligible Years of Part B Credited Service
	15	20	25	30	35
$ 380,000	$64,092	$92,592	$121,092	$149,592	$178,092
1,120,000	230,592	314,592	398,592	482,592	566,592
1,860,000	397,092	536,592	676,092	815,592	955,092
2,600,000	563,592	758,592	953,592	1,148,592	1,343,592
3,340,000	730,092	980,592	1,231,092	1,481,592	1,732,092
4,090,000	898,842	1,205,592	1,512,342	1,819,092	2,125,842

(1)	Average annual total direct compensation means the sum of the average annual base salary and the average of the highest five annual incentive awards earned in respect of the final ten calendar years of service preceding an executive’s retirement.

The average annual total direct compensation and the eligible years of Part B credited service which may be considered in the Alternative SERP calculation as of December 31, 2003 for each of the named executive officers is as follows: J.T. Battenberg III—$3,198,166—35 years; Donald L. Runkle—$1,463,250—35 years; Alan S. Dawes—$1,350,650—22 years; Rodney O’Neal—$1,207,733—31 years; and David B. Wohleen—$1,137,250—25 years. The annual total direct compensation of each named executive officer for the most recent year(s) considered in the calculation reported here is reported in the “Salary” and “Bonus” columns of the Summary Compensation Table appearing earlier in this section.

The Regular SERP Benefit and the Alternative SERP Benefit can be reduced or eliminated for both retirees and active employees by Delphi’s Compensation and Executive Development Committee.

Change In Control Agreements

In early 2000, Delphi entered into updated change in control agreements with its officers, whom we refer to here as participants, including each of the executives named in the Summary Compensation Table. The change in control agreements provide certain benefits to each participant upon the occurrence of a change in control of Delphi and additional benefits if the employment of a participant is terminated for certain reasons after a change in control.

A change in control is defined in the change in control agreements as: (i) the acquisition by any person, other than Delphi or any subsidiary of Delphi, of beneficial ownership of 25 percent or more of the outstanding common stock or of common stock carrying votes sufficient to elect a majority of the directors of the company; (ii) members of the company’s board of directors who constitute the entire board as of the date of a participant’s change in control agreement, together with any new directors whose election to the board was approved by at least two-thirds of the directors then in office who had been directors as of the date of the participant’s change in control agreement, cease to constitute a majority of the board; (iii) certain mergers, consolidations and other reorganizations of Delphi in which Delphi is not the surviving corporation; (iv) any sale, lease, exchange or other transfer of 50% or more of the assets of Delphi; or (v) a liquidation or dissolution of Delphi.

Upon the occurrence of a change in control, a participant is entitled to the following payments and benefits:

•	all of the participant’s unvested options will vest and become immediately exercisable in accordance with their terms;

•	all of the participant’s unvested restricted stock units will vest and the company will deliver to the participant stock certificates and/or, at the participant’s option, cash in an amount equal to the value of the restricted stock units;

•	all of the participant’s target awards, calculated based on the greater of 150% of the initial awards or 150% of the forecasted payout level at the time of the change in control, will be fully “funded” by the company contributing amounts equal to such awards to a “rabbi trust” and will thereafter be paid to the participant at the times contemplated by the plans under which the awards were made;

•	any compensation previously deferred at the election of the participant, together with accrued interest or earnings, will be “funded” by the company contributing amounts equal to such deferrals and accrued interest or earnings to a rabbi trust, which amounts will be paid to the participant as previously directed by the participant;

•	the company will contribute to a rabbi trust an amount equal to the present value of the Regular SERP Benefit or the Alternative SERP Benefit, which amount will be paid to the participant under the terms of the Supplemental Executive Retirement Program at the same time as his or her benefits under the Delphi Salaried Retirement Program are paid to him or her; if the participant does not become vested in his or her retirement benefit under the Delphi Salaried Retirement Program, then the present value of the Regular SERP Benefit or the present value of the Alternative SERP Benefit will be paid to the participant within 30 days after his or her separation from service with the company; solely for purposes of calculating the Regular SERP Benefit and/or the Alternative SERP Benefit, the participant’s benefit under the Delphi Salaried Retirement Program will be calculated with additional year(s) of service equal to the multiplier (1, 2 or 3) described below and with the additional compensation paid as a result of such multiplier;

•	a participant will be deemed fully vested in his or her benefit under any tax-qualified defined benefit plans of the company so that if he or she separates from service with the company before actually becoming vested in such benefits, the company will pay him or her an amount equal to the present value of his or her accrued benefits under such plans;

•	a participant will be deemed fully vested in his or her benefit under any tax-qualified defined contribution plans of the company so that if he or she separates from service with the company before actually becoming vested in such benefits, the company will pay him or her an amount equal to the excess of his or her account balance under such plans over the vested account balance.

Additional payments and benefits are payable to a participant who ceases to be employed by the company during the three years following a change in control under any of the following circumstances:

•	the company terminates the participant’s employment other than “for cause,” i.e., for any reason other than the participant’s willful failure to perform substantially his or her duties or the conviction of the participant for a felony;

•	the participant terminates his or her employment if, without his or her consent, (i) his or her salary and other compensation or benefits are reduced for reasons unrelated to the company’s or the participant’s performance, (ii) his or her responsibilities are negatively and materially changed, (iii) he or she must relocate his or her work location or residence more than 25 miles from its location as of the date of the change in control or (iv) the company fails to offer him or her a comparable position after the change in control;

•	during the one-month period following the first anniversary of the change in control, the participant ceases to be employed by the company for any reason other than for cause.

The additional payments and benefits payable in the circumstances described above are:

•	payment in cash of (i) the participant’s annual base salary through the termination date for work performed for which the participant has not yet been paid, together with accrued vacation pay and

(ii) a multiple (either 1, 2 or 3) of the greater of (x) the participant’s annual base salary plus his or her target bonus, each for the year in which the change in control occurs, and (y) the participant’s annual base salary plus his or her target bonus, each for the year in which his or her employment is terminated;

•	continuation by the company of the participant’s health and life insurance coverage for 36 months after the termination date;

•	reimbursement from the company of up to $50,000 for expenses related to outplacement services;

•	continued use of the participant’s company car and/or any applicable car allowance for one year after the termination date, plus payment by the company of any amounts necessary to offset any taxes incurred by the participant by reason of the company’s car-related payments;

•	provision by the company of investment advisory services comparable to those services available to the participant as of the date of his or her change in control agreement, for two years after the termination date; and

•	payment by the company of the participant’s legal fees resulting from any dispute resolution process entered into to enforce his or her change in control agreement, plus payment by the company of the gross-up amount necessary to offset any taxes incurred by the participant by reason of such payments by the company.

If a participant voluntarily terminates employment during the term of his or her change in control agreement, other than in any of the negative situations imposed without his or her consent described above and other than during the one-month period after the first anniversary of the change in control also described above, the participant’s change in control agreement will terminate and the company’s only obligation will be to pay the participant’s annual base salary through the termination date for work performed for which the participant has not yet been paid and any previously deferred compensation. Upon the termination of a participant’s employment due to his or her death or incapacity (other than during the one-month period after the first anniversary of the change in control described above), his or her change in control agreement will terminate and the company’s only obligation will be to pay the participant’s annual base salary through the termination date, any accrued vacation pay and any previously deferred compensation.

A participant is also entitled to receive a payment by the company to offset any excise tax under the excess parachute payment provisions of section 4999 of the Internal Revenue Code that has been levied against the participant for payments that the company has made to, or for the benefit of, him or her (whether or not such payments are made pursuant to the participant’s change in control agreement). The payment by the company will be “grossed up” so that after the participant pays all taxes (including any interest or penalties with respect to such taxes) on the payment, the participant will retain an amount of the payment equal to the excise tax imposed.

The change in control agreements place certain restrictions on the ability of a participant whose employment with the company has terminated to disclose any confidential information, knowledge or data about the company or its business. Also, the terms of any noncompetition agreement between a participant and the company (including the noncompetition provisions contained in the Supplemental Executive Retirement Program as it relates to payment of the Alternative SERP Benefit and in various benefit plans) will cease to apply to a participant if, and on the date that, the participant’s employment with the company is terminated for any reason after a change in control.

Stock Performance Graph

The graph below provides an indicator of Delphi’s cumulative total stockholder return as compared with Standard & Poor’s 500 Stock Index and with a peer group index that Delphi has constructed. The peer group is composed of Dana Corporation, Johnson Controls, Inc., Lear Corporation, Magna International Inc. and Visteon Corporation.

The graph assumes an initial investment of $100 and reinvestment of quarterly dividends. The peer performance is displayed as an average of returns weighted for market capitalization values at the beginning of each period.

The graph covers a period of time beginning February 5, 1999, when Delphi’s common stock first traded on the New York Stock Exchange, through December 31, 2003.

DESCRIPTION	STARTING BASIS February 5, 1999	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003

DELPHI CORPORATION	$100.00	$93.82	$68.37	$84.71	$51.35	$67.17

S & P 500	$100.00	$116.66	$106.04	$93.44	$72.79	$93.67

PEER GROUP	$100.00	$81.34	$65.44	$93.59	$83.17	$132.30

Stockholder Proposals

Any stockholder proposal intended for inclusion in the proxy material for the 2005 annual meeting must be received by our secretary at our World Headquarters no later than November 24, 2004. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in Delphi’s bylaws. Accordingly, written notice must be sent to the secretary of Delphi not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2005 annual meeting, written notice must be delivered between the close of business on January 6, 2005 and the close of business on February 5, 2005. If the date of the annual meeting, however, is not within 30 days before or 60 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which Delphi first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at our World Headquarters.

Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters

Delphi’s 2003 Annual Report, including consolidated financial statements, is being mailed to you with this proxy statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at Delphi Corporation World Headquarters, 5725 Delphi Drive, Troy, Michigan 48098 for ten days before the meeting.

We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2003 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 5725 Delphi Drive, Troy, Michigan 48098.

Expenses of Solicitation

The cost of soliciting proxies in the accompanying form will be paid by Delphi. Delphi will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Delphi. Delphi has retained Morrow & Co., Inc. to assist it in soliciting proxies at an estimated cost of $20,000, plus reasonable out-of-pocket expenses. Delphi may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxies and proxy materials to beneficial owners of Delphi common stock and for obtaining their instructions.

March 26, 2004

Diane L. Kaye
Secretary

How to Attend the Annual Meeting

Whether you hold Delphi common stock of record or through a broker, if you plan to attend the annual meeting in Jackson, Mississippi, please check the box on your proxy card indicating your intention to do so. A map to the meeting location is on the back of the proxy card. You and one guest may attend the meeting. Please be prepared to show evidence of ownership of Delphi Corporation common stock (such as a statement of holdings or a dividend check stub) at the meeting.

APPENDIX A

DELPHI CORPORATION ANNUAL INCENTIVE PLAN

1.    PURPOSE OF THE PLAN

The purposes of the Delphi Corporation Annual Incentive Plan (“the Plan”) are to reward performance and provide future incentives to employees who contribute to the success of the business.

2.    EFFECTIVE DATE AND DURATION OF THE PLAN

This Plan becomes effective on the earlier of the first business day following receipt of shareholder approval and June 1, 2004. Awards may be made under this Plan until May 31, 2009.

3.    PLAN ADMINISTRATION AND ELIGIBILITY

(a)	The Compensation and Executive Development Committee of the Delphi Corporation Board of Directors (the “Committee”), as from time to time constituted pursuant to the By-Laws of Delphi Corporation (“Delphi,” or the “Corporation”), may, prior to June 1, 2009, authorize annual target award grants to employees. The Committee, in its sole discretion, determines the performance levels at which different percentages of such awards will be earned, the collective amount for all awards to be granted at any one time, and the individual annual grants with respect to employees who are members of the Delphi Strategy Board (the “Strategy Board) and any officer of the Corporation who is not on the Strategy Board but is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”). The Committee may delegate to the Strategy Board responsibility for determining, within the limits established by the Committee, individual award grants for employees who are not Strategy Board members and who are not Section 16 Officers. All such awards will be denominated and paid in cash (U.S. dollars or local currency equivalent).

(b)	Full power and authority to construe and interpret the Plan are vested in the Committee. The Committee determines the selection of employees for participation in the plan and also decides any questions and settles any disputes or controversies that may arise. Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Committee and the Strategy Board. The Committee has the right, in the case of participants not employed in the United States, to vary from the provisions of the Plan in order to preserve its incentive features.

(c)	Only persons who are employees of the Corporation are eligible to receive an award under the Plan. Subject to such additional limitations or restrictions as the Committee may impose, the term “employees” means persons (i) who are employed by the Corporation, or any subsidiary (as defined below), including employees who are also directors of the Corporation or any such subsidiary, or (ii) who accept (or previously have accepted) employment, at the request of the Corporation, with any entity that is not a subsidiary but in which the Corporation has, directly or indirectly, a substantial ownership interest. For purposes of this Plan, the term “subsidiary” means (i) a corporation of which the Corporation owns, directly or indirectly, capital stock having ordinary voting power to elect a majority of the board of directors of such corporation, or (ii) any unincorporated entity of which the Corporation can exercise, directly or indirectly, comparable control. The Committee will determine when and to what extent individuals otherwise eligible for consideration become employees and when any individual will be deemed to have terminated employment for purposes of the Plan. To the extent determined by the Committee, the term employees will include former employees and any executor(s), administrator(s), or other legal representatives of an employee’s estate.

4.    DETERMINATION OF ANNUAL INCENTIVE AWARD

(a)

Prior to the grant of any target award, the Committee will establish performance levels for each such award related to the enterprise (as defined below) at which 100% of the award will be earned and a range (which need not be the same for all awards) within which greater and lesser percentages will be earned. The term “enterprise” means the Corporation, or any unit or portion thereof, and any entities in which the

Corporation has, directly or indirectly, a substantial ownership interest. The establishment of performance levels by the Committee will occur no later than 90 days into the performance period. The “performance period” is a calendar year.

(b)	With respect to the performance levels to be established, the Committee will establish the specific measures for each grant at the time of such grant. In creating these measures, the Committee may establish the specific goals based upon or relating to one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of Delphi common stock, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index. When establishing performance goals for a performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Corporation, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes.

(c)	No target award will be granted to any director of the Corporation who is not an employee at the date of grant.

(d)	The Committee may adjust the performance levels and goals for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine to preserve the incentive features of the this Plan (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant). If any event occurs during a performance period that requires changes to preserve the incentive features of the Plan, the Committee may make appropriate adjustments.

5.    DETERMINATION OF FINAL AWARD

(a)	Except as otherwise provided in the Plan, the percentage of each target award to be distributed to an employee will be determined by the Committee on the basis of the performance levels established for such award and the performance of the applicable enterprise or specified portion thereof, as the case may be, during the performance period. Following determination of the final payout percentage, the Committee may, upon the recommendation of the Chief Executive Officer, make adjustments to awards for Strategy Board members and to Section 16 Officers to reflect individual performance during such period, which for covered officers will involve only negative discretion. The term “covered officer” means any individual whose compensation in the year of the expected payment of an award will be subject to the provision of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Adjustments to awards to reflect individual performance for employees who are not Strategy Board members and who are not Section 16 Officers may be made by the Strategy Board. Any target award, as determined and adjusted, is herein referred to as a “final award.” No award will be paid to a “covered officer” unless the Committee certifies the performance in writing. The total award paid to any employee for any year will not exceed $7.5 million.

(b)	Payment of any final award (or portion thereof) to an employee is subject to the satisfaction of the conditions precedent that such employee: (i) continue to render services as an employee (unless this condition is waived by the Committee), (ii) refrain from engaging in any activity which, in the opinion of the Committee, is competitive with any activity of the Corporation or any subsidiary (except that employment at the request of the Corporation with an entity in which the Corporation has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, may not be considered to be an activity which is competitive with any activity of the Corporation or any subsidiary) and from otherwise acting, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of the Corporation, and (iii) furnish to the Corporation such information with respect to the satisfaction of the foregoing conditions precedent as the Committee may reasonably request.

6.    TREATMENT OF AWARDS UPON EMPLOYEE’S DEATH OR TERMINATION OF EMPLOYMENT

(a)	If an employee is dismissed for cause or quits employment at any time, without the prior written consent of the Corporation, except as otherwise determined by the Committee, the award will terminate on the date of termination of employment.

(b)	If, upon death or a qualified termination of an employee’s employment prior to the end of any performance period the Committee will determine whether to waive the condition precedent of continuing to render services as provided in paragraph 3(c) and the target award granted to such employee with respect to such performance period will be reduced pro rata based on the number of months remaining in the performance period after the month of death or termination. The final award for such employee will be determined by the Committee (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the performance period and (ii) in the discretion of the Committee, on the basis of individual performance during the period prior to death or termination.

A qualified termination will include a retirement, permanent medical disability or any other termination, as approved by the Committee, albeit not described herein.

A qualifying leave of absence, determined in accordance with procedures established by the Committee, will not be deemed to be a termination of employment but, except as otherwise determined by the Committee, the employee’s target award will be reduced pro rata based on the number of months during which such person was on such leave of absence during the performance period. A target award will not vest during a leave of absence granted an employee for government service.

7.    CHANGE IN CONTROL

Upon the effective date of any Change in Control of the Corporation all outstanding unvested awards granted under this Plan will vest and be paid on a pro rata basis based on the greater of target award or actual performance. A “Change in Control” will mean the occurrence of one or more of the following events unless a majority of the “Continuing Directors” has specifically approved such event in advance of its occurrence: (a) any “person” or “group” as those terms are used in the Securities Exchange Act of 1934, as amended, other than any employee benefit plan of the Corporation or Delphi or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes the current beneficial owner of Delphi voting securities representing 20% or more of the combined voting power of Delphi’s then outstanding securities; (b) during any two-year period, individuals who at the beginning of such period constitute the Board and any new directors whose election to the Board or nomination for election by the Corporation’s stockholders was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority thereof; (c) Delphi merges or consolidates with any other corporation or other entity, other than a merger or consolidation (i) that would result in all or a portion of the voting securities of Delphi outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting securities of Delphi and such surviving entity outstanding immediately after such merger or consolidation or (ii) by which the corporate existence of Delphi is not affected and following which Delphi’s chief executive officer would retain his or her position with Delphi and the Delphi directors would remain on the Board of the Corporation and constitute a majority thereof; (d) Delphi sells or otherwise disposes of all or substantially all of its assets; or (e) the stockholders of the Corporation approve a plan of complete liquidation of Delphi.

8.    PLAN AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

The Committee may, in its sole discretion, at any time, amend, modify, suspend, or terminate this Plan provided that no such action (i) adversely affects the rights of an employee with respect to previous target awards or final awards under the Plan (except as otherwise permitted), and the Plan, as constituted prior to such action, continues to apply with respect to target awards previously granted and final awards which have not been paid or (ii) without the approval of the stockholders, if such approval is required to preserve the exemption of awards granted under the plan from the limitations of deductibility of Section 162(m), (a) increases the limit on the maximum amount of final awards for covered officers, (b) renders any director of the Corporation who is not an employee at the date of grant or any member of the Committee or the Audit Committee of the Delphi Corporation Board of Directors, eligible to be granted a target award, or (c) permits any target award to be granted under this Plan after May 31, 2009.

9.    STATUTE OF LIMITATIONS AND CONFLICT OF LAWS

Every right of action by, or on behalf of, the Corporation or by any stockholder against any past, present, or future member of the Board of Directors, officer, or employee of the Corporation or its subsidiaries arising out of or in connection with this Plan will, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer, or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Any and all right of action by any employee (past, present, or future) against the Corporation arising out of or in connection with this Plan will, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. This Plan and all determinations made and actions taken pursuant hereto will be governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws, and construed accordingly.

10.    MISCELLANEOUS

(a)	All final awards which have been awarded in accordance with the provisions of the Plan will be paid as soon as practicable following the end of the related performance period. If the Corporation has any unpaid claim against an employee arising out of or in connection with the employee’s employment with the Corporation, such claim may be offset against awards under the Plan. Such claim may include, but is not limited to, unpaid taxes, the obligation to repay gains received under the Delphi Long Term Incentive Plan, or Corporate business credit card charges.

(b)	To the extent that any employee, former employee, or any other person acquires a right to receive payments or distributions under this Plan, such right will be no greater than the right of a general unsecured creditor of the Corporation. All payments and distributions will be paid from the general assets of the Corporation. Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and any employee, former employee, or any other person.

(c)	If an employee is promoted during the award period, a target award may be increased to reflect such employee’s new responsibilities.

(d)	The expenses of administering this Plan will be borne by the Corporation.

(e)	Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, no target or final award is assignable or transferable and, during the lifetime of the employee, any payment of any final award will only be made to the employee.

(f)	In the event of death, the executor(s) or administrator(s) of the employee’s estate, or such other person(s) as determined by a court of competent jurisdiction, may receive payment, in accordance with and subject to the provisions of this Plan, provided the executor(s), administrator(s), or other person supplies documentation satisfactory to the Corporation to so act. Upon making such determination, the Corporation is relieved of any further liability regarding any award to the deceased employee.

APPENDIX B

DELPHI CORPORATION LONG-TERM INCENTIVE PLAN

1.    PURPOSE OF THE PLAN

The purposes of the Delphi Long-Term Incentive Award Plan (the “Plan”) are to allow Delphi to provide incentive award programs that attract and retain exceptional employees, to reward and motivate the key employees that are critical for the growth and success of Delphi, and to best align employee interests with those of Delphi stockholders. These purposes are accomplished through the granting of stock-based awards that provide incentives for the creation of stock value (including stock options, restricted stock, restricted stock units, and stock appreciation rights (“SARs”)) with respect to the common stock of Delphi Corporation (“Delphi” or “Corporation”) and cash-based awards that provide rewards for the accomplishment of key long-term strategic objectives which enhance shareholder value.

2.    EFFECTIVE DATE AND DURATION OF PLAN

This Plan becomes effective on the earlier of the first business day immediately following receipt of shareholder approval and June 1, 2004. Awards may be made under this Plan until May 31, 2009.

3.    PLAN ADMINISTRATION AND ELIGIBILITY

(a)	The Compensation and Executive Development Committee of the Delphi Corporation Board of Directors (the “Committee”), as from time to time constituted pursuant to the By-Laws of Delphi Corporation (“Delphi,” or the “Corporation”), may, prior to June 1, 2009, authorize award grants to employees. The Committee, in its sole discretion, determines any related performance levels at which different percentages of such awards will be earned, the collective amount for all awards to be granted at any one time, and the individual annual grants with respect to all employees who are members of the Delphi Strategy Board (the “Strategy Board) and any officer of the Corporation who is not on the Strategy Board but is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”). The Committee may delegate to the Strategy Board responsibility for determining, within the limits established by the Committee, individual award grants for employees who are not Strategy Board members and not Section 16 Officers.

(b)	Full power and authority to construe and interpret the Plan are vested in the Committee. The Committee determines the selection of employees for participation in the plan and also decides any questions and settles any disputes or controversies that may arise. Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Committee and the Strategy Board. The Committee has the right, in the case of participants not employed in the United States, to vary from the provisions of the Plan in order to preserve its incentive features.

(c)	Only persons who are employees of the Corporation are eligible to receive an award under the Plan. Subject to such additional limitations or restrictions as may be provided below, the term “employees” means persons (i) who are employed by the Corporation or any “subsidiary” (as such term is defined below), including employees who are also directors of the Corporation or any such subsidiary, or (ii) who accept (or previously have accepted) employment, at the request of the Corporation, with any entity that is not a subsidiary but in which the Corporation has, directly or indirectly, a substantial ownership interest. For purposes of this Plan, the term “subsidiary” means (i) a corporation of which capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is owned, directly or indirectly, by the Corporation or (ii) any unincorporated entity in respect of which the Corporation can exercise, directly or indirectly, comparable control. The rights reserved herein will, among other things, permit the Committee to determine when, and to what extent, individuals otherwise eligible for consideration become employees and when any individual will be deemed to have terminated employment for purposes of this Plan. To the extent determined by the Committee, the term employees will include former employees and any executor(s), administrator(s), or other legal representatives of an employee’s estate.

4.    AWARD TYPES

(a)	Definition of Awards. Stock options, restricted stock, restricted stock units, SARs and cash performance awards are all referred to as “Awards” under the Plan.

(b)	Incentive Stock Options. An incentive stock option is intended to comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, and any regulations promulgated thereunder (including the requirement that the purchase price of the shares of stock under each incentive stock option may be not less than 100% of the fair market value of such stock at the time the option is granted). In accordance with the rules and procedures of the Committee, the aggregate fair market value (determined as of the date of grant) of the stock with respect to which incentive stock options that are granted and held by an employee first become exercisable by such employee during any calendar year under this Plan and all other plans of the Corporation (and any subsidiary or any parent corporation within the meaning of Section 424 of the Code, or any successor provision), may not exceed $100,000 (except that such amount may be adjusted by the Committee as appropriate to reflect any amendment of Section 422 of the Code).

(c)	Nonqualified Stock Options. Except as provided in paragraph 15 (b), the purchase price of the shares of stock under each option may be not less than 100% of the fair market value of such stock at the time the option is granted. Notwithstanding any thing to the contrary contained herein, in no event may the purchase price of the shares of stock under each option be less than the par value of such stock. Fair market value of Delphi common stock will be determined based on the mean of the highest and lowest sales prices as reported for Delphi common stock in The Wall Street Journal, or other similar reference, for the date of grant. A nonqualified stock option is governed by Section 83 of the Code.

(d)	SARs. A SAR is an Award in the form of a right to receive, upon surrender of that right, an amount based on the appreciation in the value of the stock over a base price established in the Award payable in cash or stock or in a combination of cash and stock as determined by the Committee. The base price of the SAR must be equal to or greater than the fair market value of the Delphi common stock on the date of grant (as determined in accordance with paragraph 4 (c) hereof).

(e)	Restricted Stock or Restricted Stock Units. Restricted stock awards are an Award of the shares of the stock of the Corporation that are issued, but subject to restrictions on transfer and/or such other restrictions on the incidence of ownership as the Committee may establish. Restricted stock units are Awards that entitle the recipient to receive shares of Delphi common stock upon satisfaction of certain vesting criteria established by the Committee at the time of grant.

(f)	Cash Performance Awards. Cash performance awards are Awards that provide a cash payment based on the level of performance of the Corporation or any subsidiary (as defined in paragraph 3) relative to one or more performance goals established by the Committee for a performance period of not less than two nor more than five years.

5.    DELPHI COMMON STOCK SUBJECT TO THE PLAN

(a)	Overall limits on Stock Grants. Subject to paragraph 15 (c) hereof, the maximum number of shares of Delphi common stock available for issuance under the Plan is 36,500,000. Subject to paragraph 15 (c) hereof, the maximum number of shares of Delphi common stock which may be issued pursuant to grants of restricted stock or restricted stock units is 15,500,000. Any Award granted under this Plan that is forfeited, cancelled, or expired in whole or in part will cause the corresponding number of un-purchased or undelivered shares of stock covered by such Award to be deemed not to be delivered for purposes of determining the maximum number of shares available under this Plan and such shares of common stock will again become available for grant under the Plan. In the event that any option granted under the Plan is exercised through the surrender of shares of Delphi common stock, or in the event that withholding tax liabilities arising from any Award are satisfied by the withholding of shares of Delphi common stock by the Corporation, the number of shares of Delphi common stock available for awards under the Plan will be increased by the number of shares so surrendered or withheld.

(b)	Per Employee Limits on Stock-Based Awards. No employee may be granted options or SARs in any calendar year covering more than 1,000,000 shares of Delphi common stock; and no employee may be granted restricted stock or restricted stock units in any calendar year covering more than 500,000 shares of Delphi common stock for each respective type of Award. These per-employee limitations on Award grants are not affected by the forfeiture, cancellation or expiration of an Award.

(c)	Committee Discretion to Grant Incentive Stock Options or Place Restrictions on Awards. Determinations as to whether the options granted will be incentive stock options, within the meaning of Section 422, or any successor provision, of the Code, or non-qualified options, and as to any restrictions which may be placed on any Awards under the Plan, will be made by the Committee under such procedures as it may from time to time determine.

6.    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Options and SARs granted under this Plan are subject to the following provisions:

(a)	Vesting and Exercise. Subject to the satisfaction of the conditions precedent set forth under paragraph 10 (b), no option or SAR vests or becomes exercisable prior to the first anniversary of the grant date (or such later date as may be established by the Committee) and after such date will be exercisable only in accordance with the terms and conditions established at the time of grant. As a condition to the exercise of any option or SAR, an employee may, among other things, be required to enter into such agreements as are considered by the Committee to be appropriate and in the best interests of the Corporation, in addition to the employee’s agreement to remain in the continuous employment of the Corporation for a six-month period after exercise of the SAR or option as required by paragraph 11 hereof.

(b)	Option or SAR Term. The expiration date of the option or SAR will be determined at the time of grant, provided that each such option will expire not more than ten years and two days after the date the option was granted or, in the case of an incentive stock option, ten years after the date such option was granted.

(c)	Payment of Exercise Price, Withholding Taxes. All shares purchased upon exercise of any option will be paid for in full at the time of purchase. Such payment will be made in cash, through delivery of Delphi common stock, or a combination of cash and stock. Any shares so delivered will be valued at their fair market value based on the mean of the highest and lowest sales prices as reported in The Wall Street Journal, or other similar reference, for the date of exercise of the option, and, unless the Committee determines otherwise, shall have been held by the Participant for at least six months prior to the date of exercise. If payment of federal, state, and/or local withholding taxes is required in connection with the exercise of an option, the optionee will, at the time of exercise, pay such taxes in cash or stock (including shares obtained from the exercise and delivery of option shares); provided that, to the extent such payment is made through share withholding, such shares shall only be used to the extent necessary to satisfy minimum withholding tax liabilities. To the extent authorized by the Committee, any exercise of an option granted under this Plan alternatively may be made in accordance with any cashless exercise program approved by the Committee.

(d)	Dividends. No holder of any option has any rights to dividends or other rights of a stockholder with respect to shares subject to the option prior to purchase of such shares upon exercise of the option.

7.    RESTRICTED STOCK OR RESTRICTED STOCK UNITS

Restricted stock or restricted stock units granted under this Plan will be subject to the following provisions:

(a)	Link to Delphi Common Stock. Subject to adjustments contemplated under paragraph 15 (c) of this Plan, (i) restricted stock granted hereunder will relate to one share of Delphi common stock (a “Corresponding Share”), and (ii) the value of a restricted stock unit at any time will be the fair market value of the Corresponding Share, determined in accordance with procedures established by the Committee.

(b)	Vesting. Subject to the satisfaction of the conditions precedent set forth under paragraph 10 (b) below and such additional conditions as may be imposed by the Committee, each grant will vest at the time or times determined by the Committee, provided that the Committee, in making such determination, will establish the vesting increments (including their number, amounts, and timing) so as to carry out the purposes of this Plan; and further, provided that no award will vest prior to the first anniversary of the grant date. Within the limitations specified in the preceding sentence, the Committee may, in its sole discretion, modify vesting provisions with respect to the unvested portion of any grant if, in the judgment of the Committee, circumstances outside the control of the Corporation have so changed as to make such modifications necessary or advisable in order to preserve the reward and incentive purposes of this Plan. As a condition to the vesting of all or any portion of a grant, the Committee may require an employee to enter into such agreements as the Committee considers appropriate and in the best interests of the Corporation, in addition to the employee’s agreement to remain in the continuous employment of the Corporation for a six month period after the vesting of any restricted stock unit and issuance of Delphi Common Stock pursuant thereto, or the lapse of restrictions applicable to any shares of restricted stock, as the case may be, as required by paragraph 11 hereof.

(c)	Dividends. With respect to any dividend or other distribution on any Corresponding Shares, the Committee may, in its discretion, authorize current or deferred payments (payable in cash or stock or a combination thereof, as determined by the Committee) or appropriate adjustments to outstanding grants to reflect such dividend or distribution.

(d)	Payment at Vesting, Withholding Taxes. (i) Upon vesting of all or any portion of a grant, the percentage of the grant then vesting will be applied to the total number of restricted stock or restricted stock units then covered by such grant, and the proportionate number of Corresponding Shares so computed, disregarding fractional units, will be paid to such Participant in the form of shares of Delphi stock, or in cash based on the fair market value of the Corresponding Shares on the vesting date, or partly in cash and partly in shares of Delphi common stock as the Committee in its sole discretion will determine. The stock and/or related cash payment, will be delivered, in accordance with procedures to be established by the Committee, and upon satisfaction of the applicable withholding requirements, as soon as practicable after such vesting date. (ii) In the discretion of, and in accordance with procedures to be established by the Committee, Corresponding Shares, or cash of equivalent value, may be designated for, and delivered to, the Corporation in satisfaction of any federal, state and/or local withholding taxes applicable; provided that if shares are withheld to satisfy tax withholding obligations, they shall only be withheld to the extent necessary to satisfy minimum tax withholding.

(e)	Stockholders’ Rights. Unless otherwise determined by the Committee, no holder of a restricted stock unit will have any rights to dividends (other than as provided in paragraph 7(c) above) or other rights of a stockholder with respect to Units and Corresponding Shares relating to such grant prior to the delivery of such Corresponding Shares pursuant to the vesting of such grant.

8.    CASH AWARDS

Cash Awards under the Plan are subject to the following conditions:

(a)	Prior to the grant of any target award, the Committee will establish for each such award (i) performance levels related to the enterprise (as defined in paragraph 9 (b)) at which 100% of the award will be earned and a range (which need not be the same for all awards) within which greater and lesser percentages will be earned and (ii) a performance period which will not be less than two nor more than five years. In creating these performance levels and awards payment formulas, the Committee may establish the specific goals based upon or relating to one or more of the business criteria as set forth in paragraph 9 (b).

(b)	The amount related to any final award for each performance period grant paid to any employee will not exceed $7.5 million.

9.    ESTABLISHMENT OF PERFORMANCE VESTING CRITERIA

(a)	The Committee may establish performance vesting criteria with respect to all or any portion of a grant of stock options, restricted stock, restricted stock units, and SARs which relate to and are contingent upon the satisfaction of specific goals established by the Committee. The Committee will establish such performance vesting criteria with respect to all cash awards. Such goals may be based upon or relate to one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of Delphi common stock, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index.

(b)	With respect to any Award which is subject to performance vesting, the Committee will establish performance levels for each such award related to the enterprise (as defined below) at which 100% of the award will be earned and a range (which need not be the same for all awards) within which greater and lesser percentages will be earned. The term “enterprise” will mean the Corporation and/or any unit or portion thereof, and any entities in which the Corporation has, directly or indirectly, a substantial ownership interest. The establishment of performance levels by the Committee will occur prior to the lapsing of 25% of the performance period. When establishing performance goals for a performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Corporation, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes.

10.    DETERMINATION AND PAYMENT OF FINAL AWARDS

(a)	Final Awards. The (i) percentage of the final target award for cash performance awards to be distributed to an employee or (ii) the vesting of all or a portion of restricted stock grant or restricted stock unit, or any other Award whose vesting is based on performance criteria will be determined by the Committee on the basis of the performance levels established for such Award and the performance of the applicable enterprise during the performance period. Following determination of the final payout percentage, the Committee may, upon the recommendation of the Chief Executive Officer, make adjustments to awards granted to Strategy Board members or Section 16 Officers of the Corporation, to reflect individual performance during such period, which for covered officers can only reduce the amount of any potential award. A “covered officer” is any individual whose compensation in the year of the expected payment of an award will be subject to the provision of Section 162(m) of the Code. Adjustments to reflect individual performance to awards granted to employees who are not Strategy Board members and who are not Section 16 Officers may be made by the Strategy Board. No award will be paid to a “covered officer” unless the Committee certifies the performance in writing. Any target award, as determined and adjusted pursuant to this paragraph is herein referred to as a “final award.”

(b)

Conditions Precedent. Except for grants that vest pursuant to paragraph 17, the vesting of each Award grant and/or the payment of final cash performance award (or portion thereof) to an individual employee will be subject to the satisfaction of the following conditions precedent: (i) the employee continue to render services as an employee (unless this condition is waived by the Committee), (ii) the employee refrain from engaging in any activity which, in the opinion of the Committee, is competitive with any activity of the Corporation or any subsidiary (except that employment at the request of the Corporation with an entity in which the Corporation has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, will not be considered to be an activity which is competitive with any activity of the Corporation or any subsidiary) and from otherwise acting, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of the Corporation, and (iii) the employee furnish to the Corporation such information with respect to the satisfaction of the foregoing conditions precedent as the Committee will reasonably request. The failure by any employee to satisfy such conditions precedent will result in the immediate cancellation of (i) the unvested portion of any stock option grant, SAR grant, and restricted stock grant previously made to such employee and all restricted stock units still covered by such grant, and/or (ii) cash performance target awards granted to such employee that have not become final awards. Such employee will not be entitled to receive any consideration in respect of such cancellation.

11.    REQUIREMENT OF CONTINUED EMPLOYMENT

In consideration for any option, SAR, restricted stock or restricted stock units, and as a condition to the exercise of the SAR or option, the vesting of any restricted stock unit or the lapse of restrictions applicable to any shares of restricted stock, the employee who receives and accepts the award agrees to remain in the employment of the Corporation for a period of six months after (i) the exercise of the SAR or option or (ii) the vesting of any restricted stock unit and issuance of Delphi common stock pursuant thereto, or the lapse of restrictions applicable to any shares of restricted stock. If, contrary to any such agreement, the employee terminates employment for any reason (unless the employee retires with the prior consent of the Corporation, dies, or terminates after a Change in Control), the employee will pay to the Corporation an amount equal to any gain received as a result of the exercise or vesting.

The option or SAR exercise gain will be determined by multiplying the difference between the mean of the highest and lowest market price as reported in The Wall Street Journal, or other similar reference, and the exercise price of the option or SAR (without regard to any subsequent market price decrease or increase) by the number of option shares or SARs exercised. The gain of the restricted stock or restricted stock unit will be the cost basis of the award received on the vesting date.

The gain must be paid by the employee to the Corporation within thirty days of the date of termination. If the gain is not repaid as required, the employee, by accepting the award, consents to a deduction of an amount equal to such gain from any amounts the Corporation owes the employee, including, but not limited to, amounts owed as wages or other compensation, fringe benefits, or vacation pay.

12.    TERMINATIONS

(a)	If an employee is dismissed for cause or quits employment at any time, without the prior written consent of the Corporation, except as otherwise determined by the Committee, any Award will terminate on the date of termination of employment.

(b)	Options and SARs. (i) If an employee terminates prior to the first anniversary of the grant date of an option, such option or SAR will terminate on the date of termination of employment. (ii) If an employee retires, and the retirement date is beyond the one-year anniversary of the grant date of the option or SAR, except as otherwise determined by the Committee, such Award will terminate not later than the fifth anniversary of the date of termination of employment or, if earlier, the expiration date of the Award. (iii) If (A) an employee terminates for any other reason other than as set forth in paragraph 12 (a) or the preceding clauses of this paragraph 12 (b), including a termination as a result of death or permanent disability; and (B) the termination date is beyond the one-year anniversary of the date of grant of the option or SAR, such Award will, except as otherwise determined by the Committee, terminate not later than the third anniversary of the date of termination of employment or, if earlier, the expiration date of the Award. (iv) A qualifying leave of absence, determined in accordance with procedures established by the Committee, will not be deemed to be a termination of employment. (v) With respect to any option or SAR which remains outstanding after termination of employment by reason of clause (ii) or (iii) of this paragraph 12 (b), such award will continue to vest in accordance with the terms established at the date of grant.

(c)

Restricted Stock and Restricted Stock Unit Awards. (i) If an employee terminates prior to the first anniversary of the grant date of a restricted stock or restricted stock unit award, such Award will terminate on the date of termination of employment. (ii) If a “qualified termination” of an employee occurs beyond the one-year anniversary of the grant date of the restricted stock or restricted stock unit award, such Award will vest immediately upon the date of termination of employment. With respect to the vesting of any restricted stock units pursuant to this paragraph 12 (c), the Corresponding Shares, will be issued as soon as practicable after vesting.

(d)	Cash Awards. If a “qualified termination” of an employee occurs prior to the end of any cash performance award period, the Committee will determine whether to waive the condition precedent as provided in paragraph 10 (b) and the target award granted to such employee with respect to such performance period will be reduced pro rata based on the number of months remaining in the performance period after the month of such termination, provided the specified performance award has been outstanding for 12 months. The final award for such employee will be determined by the Committee (i) on the basis of the performance levels established for such award and the performance level achieved through the end of the performance period and (ii) in the discretion of the Committee, on the basis of individual performance during the period prior to such termination. A qualifying leave of absence, determined in accordance with procedures established by the Committee, will not be deemed to be a termination of employment but, except as otherwise determined by the Committee, the employee’s target award will be reduced pro rata based on the number of months during which such person was on such leave of absence during the performance period. A target award will not vest during a leave of absence granted to an employee for government service.

(e)	A “qualified termination” for purposes of this paragraph 12 is death, retirement, permanent medical disability or any other termination, as approved by the Committee, albeit not described herein.

13.    TRANSFERABILITY

(a)	Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, no Award will be assignable or transferable and, during the lifetime of the employee, any payment in respect of any Award will be made only to the employee and only an employee may exercise options or SARs, or receive shares of Delphi common stock upon vesting of a restricted stock unit award.

(b)	In the event of death, the executor(s) or administrator(s) of the employee’s estate, or such other person(s) as determined by a court of competent jurisdiction, may receive payment, in accordance with and subject to the provisions of this Plan, provided the executor(s), administrator(s), or other person supplies documentation satisfactory to the Corporation to so act. Upon making such determination, the Corporation is relieved of any further liability regarding the any Awards granted to the deceased employee.

14.    SOURCE OF STOCK SUBJECT TO AWARDS

The shares to be delivered upon exercise of an option or SAR or vesting of an award or restricted stock units will be made available, at the discretion of the Board of Directors or a Committee of the Board of Directors as designated by the Board, either from authorized but previously unissued shares or from shares reacquired by the Corporation, including shares purchased in the open market. If shares are purchased in the open market for delivery upon the exercise of an option or SAR or vesting of an award of restricted stock units, they will be held in a treasury account specifically designated for such awards.

15.    ADJUSTMENTS FOR EMPLOYEE CHANGE IN STATUS OR CORPORATE TRANSACTIONS

(a)	Promotions. If an employee is promoted during the cash performance award period with respect to any target award, such target award may be increased to reflect such employee’s new responsibilities.

(b)	Corporate Acquisitions. If the Corporation acquires an entity which has issued and outstanding:

(i)	Stock options, restricted stock, restricted stock units, SARs or other rights, the Corporation may substitute an appropriate number of similar Awards under this Plan for options or rights of such entity, including options to acquire shares of Delphi common stock at less than 100% of the fair market price of such stock at the time of grant, as determined by the Committee in its sole discretion; or

(ii)	Long-term cash performance awards, the Corporation may substitute cash performance awards under this Plan in place of such awards, under such provisions consistent with the terms of this Plan, as determined by the Committee, in its sole discretion.

(c)	Other Adjustments for Corporate Transactions. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend or other similar transaction or other change in corporate structure affecting Delphi common stock, the Committee may, but will not be required to, make such adjustments in the aggregate number of shares which may be delivered under this Plan and the individual annual limits, the number and option price of shares of Delphi common stock subject to outstanding options and the number of shares of Delphi common stock subject to restricted stock units granted under this Plan (provided the number of such shares subject to any Award will always be a whole number), as may be determined to be appropriate by the Committee.

If the performance levels established for any cash performance award are based on the performance of a specified portion of the enterprise and that portion is sold or otherwise disposed of or reorganized or the employee is transferred to another portion of the enterprise prior to the end of the performance period, the target award granted to such employee with respect to such performance period will be reduced pro rata based on the number of months remaining in the performance period after the month of such event. The final award for such employee will be determined by the Committee (i) on the basis of the performance levels established for such award and the performance level achieved, in the case of a sale, disposition or reorganization of the applicable portion of the enterprise, through the end of the fiscal year during which such event occurs and, in the case of a transfer of the employee, through the end of the performance period and (ii) in the discretion of the Committee, on the basis of individual performance during the applicable period. In addition, in any such case, the Committee may, in its discretion, further adjust such award upward as it may deem appropriate and reasonable

(d)	The Committee may adjust the performance levels and goals for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine to preserve the incentive features of the this Plan (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant).

16.    SEPARATE PLANS

Nothing in the Plan shall be construed to limit the right of the Corporation to establish other plans if and to the extent permitted by applicable law. In addition, to the extent determined by the Committee, any subsidiary may, without regard to the limitations under this Plan, have a separate incentive plan or program. The Committee will have exclusive jurisdiction and sole discretion to approve or disapprove any such plan or program and, from time to time, to amend, modify, or suspend any such plan or program. Individuals eligible for grants under any such plan or program will not be considered employees eligible for grants under this Plan, unless otherwise determined by the Committee. No provision of any such plan or program will be included in or considered a part of this Plan, and any awards made under any such plan or program will not be charged against the aggregate number of shares of stock available for grant under this Plan, unless otherwise determined by the Committee.

17.    AWARDS VESTING ON A CHANGE IN CONTROL

Upon the effective date of any Change in Control of the Corporation as defined in this paragraph all outstanding unvested Awards granted under this Plan will vest and, if cash performance awards, will be paid on a pro-rata basis based on the greater of target award or actual performance. A “Change in Control” will mean the occurrence of one or more of the following events unless a majority of the “Continuing Directors” has specifically approved such event in advance of its occurrence: (a) any “person” or “group” as those terms are used in the Securities Exchange Act of 1934, as amended, other than any employee benefit plan of the Corporation or Delphi or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes the current beneficial owner of Delphi voting securities representing 20% or more of the combined voting power of Delphi’s then outstanding securities; (b) during any two-year period, individuals who at the beginning of such period constitute the Board and any new directors whose election to the Board or nomination for election by the Corporation’s stockholders was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority thereof; (c) Delphi merges or consolidates with any other corporation or other entity, other than a merger or consolidation (i) that would result in all or a portion of the voting securities of Delphi outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting securities of Delphi and such surviving entity outstanding immediately after such merger or consolidation or (ii) by which the corporate existence of Delphi is not affected and following which Delphi’s chief executive officer would retain his or her position with Delphi and the Delphi directors would remain on the Board of the Corporation and constitute a majority thereof; (d) Delphi sells or otherwise disposes of all or substantially all of its assets; or (e) the stockholders of the Corporation approve a plan of complete liquidation of Delphi.

18.    MISCELLANEOUS

(a)	Unsecured Creditor Status. To the extent that any employee, former employee, or any other person acquires a right to receive future payments or distributions under this Plan, such right will be no greater than the right of a general unsecured creditor of the Corporation. All payments and distributions of Awards to be made hereunder will be paid from the general assets of the Corporation. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any employee, former employee, or any other person.

(b)	Plan Expenses. The expenses of administering this Plan will be borne by the Corporation.

(c)	Plan Amendment, Modification, Suspension or Termination. The Committee, in its sole discretion, may, at any time, amend, modify, suspend, or terminate this Plan, provided that no such action without the approval of the stockholders will:

(i)	Increase the maximum number of shares or the individual limits, for which, or with respect to which, options, restricted stock or restricted stock units may be granted to employees under this Plan (except as permitted by paragraph 15 (c);

(ii)	Permit the granting of options or SARs under this Plan with an option price of less than 100% of the fair market value of Delphi common stock at the time the options are granted (except as permitted in paragraphs 15 (b) and (c) of this Plan);

(iii)	Permit exercise of the options unless full payment is made at the time of exercise;

(iv)	Extend the period during which an option or SAR may be exercised beyond the termination date established at the date of grant;

(v)	Render any member of the Committee or the Audit Committee of the Delphi Corporation Board of Directors, or any director who is not an employee, eligible to be granted an Award;

(vi)	Reprice any outstanding option or SAR (or cancel and regrant a new option or SAR with a lower exercise price);

(vii)	Adversely affect the rights of an employee with respect to an outstanding Award (except as otherwise permitted by this Plan), and this Plan, as constituted prior to such action, will continue to apply with respect to Awards then outstanding;

(viii)	Increase the limit on the maximum amount of final cash performance awards provided in paragraph
8 (c); or

(ix)	Grant any Award under this Plan after May 31, 2009.

In addition, shareholder approval shall be obtained for any amendment that would require stockholder approval as a matter of law or under any listing standards or other regulations then applicable to the Delphi common stock.

(d)	Statutes of Limitation and Conflict of Laws. Every right of action by, or on behalf of, the Corporation or by any stockholder against any past, present, or future member of the Board of Directors, officer, or employee of the Corporation or its subsidiaries arising out of or in connection with this Plan will, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer, or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Any and all right of action by any employee (past, present, or future) against the Corporation arising out of or in connection with this Plan will, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. This Plan and all determinations made and actions taken pursuant hereto will be governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws, and construed accordingly.

(e)	Deferral of Awards. The Committee may, in the Award agreement or otherwise, permit a Participant to elect, upon such terms and conditions as the Committee may establish, to defer receipt of shares of Delphi common stock that would otherwise be issued in connection with an Award.

NOTICE OF

2004

ANNUAL MEETING

OF STOCKHOLDERS

AND

PROXY STATEMENT

4103-PS-2002

DELPHI

DELPHI CORPORATION

C/O BANK OF NEW YORK

P.O. BOX 11002

NEW YORK, NY 10286-1002

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DELPHI CORPORATION

The Board of Directors recommends a vote “FOR” Items (1), (2), (3) and (4). If no selection is made, the shares will be voted for this item.		→			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1.	Election of Directors (01) Oscar de Paula Bernardes Neto, (02) Dr. Bernd Gottschalk, (03) John D. Opie

2.	Ratify selection of Deloitte & Touche LLP as independent accountants	“FOR” ¯ For ☐	Against ☐	Abstain ☐

3.	Approve the Delphi Corporation Annual Incentive Plan	☐	☐	☐

4.	Approve the Delphi Corporation Long-Term Incentive Plan	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Items (5), (6), and (7). If no selection is made, the shares will be voted against these items.		For	“AGAINST” ¯ Against	Abstain

5.	Stockholder proposal relating to the redemption of Delphi’s stockholders rights plan	☐	☐	☐

6.	Stockholder proposal relating to the annual election of directors	☐	☐	☐

7.	Stockholder proposal relating to adoption of code for Delphi’s international operations	☐	☐	☐

				YES	NO
		Please indicate if you would like to keep your vote confidential under Delphi’s policy Please indicate if you plan to attend this meeting		☐ ☐	☐ ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

[MAP OF AREA] DELPHI CORPORATION 5725 Delphi Drive Troy, Michigan 48098
March 26, 2004

TO OUR STOCKHOLDERS:

Our 2004 annual meeting of stockholders will be held at the Hilton, Jackson, 1001 East County Line Road, Jackson Mississippi, on May, 6, 2004. The annual meeting will begin promptly at 8:00 a.m., local time. If you plan to attend the meeting, please check the box on your proxy card indicating your intention to do so.

Please read these materials so that you will know what we plan to do at the meeting. Also, please instruct us via the Internet or by telephone as to how you would like to vote, or sign and return the accompanying proxy card in the enclosed postage-paid envelope. Instructions on how to vote are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at Delphi’s home page on the World Wide Web (www.delphi.com). Those of our stockholders who have consented to receiving these materials electronically rather than receiving paper copies in the mail will receive only a copy of the notice of annual meeting by mail.

/s/ J. T. Battenberg III J. T. Battenberg III Chairman, Chief Executive Officer and President

Whether or not you plan to attend the meeting, please provide your proxy by using the Internet, calling the toll free telephone number, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

TO CAST YOUR VOTE BY INTERNET OR PHONE

SEE REVERSE SIDE

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DELPHI CORPORATION

PROXY/VOTING INSTRUCTION CARD

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

Hilton, Jackson

1001 East County Line Road

Jackson, Mississippi

THURSDAY, MAY 6, 2004, 8:00 A.M. LOCAL TIME

The undersigned authorizes J. T. Battenberg III and John D. Opie, and each of them, with full power of substitution, as proxies of the undersigned, to vote the COMMON STOCK of the undersigned upon the nominees for Director (Oscar de Paula Bernardes Neto, Dr. Bernd Gottschalk, John D. Opie), upon the other items shown on the reverse side, which are described on pages 5 through 22 of the Proxy Statement, and upon all other matters which may properly come before the 2004 Annual Meeting of Stockholders of Delphi Corporation, or any adjournment thereof.

This card also provides voting instructions for shares held in the various employee savings plans of Delphi and its subsidiaries and certain other employee savings plans as described in the Proxy Statement. IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE VOTE ALL CARDS YOU RECEIVE.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4 AND “AGAINST” ITEMS 5, 6, AND 7.

Please mark, date and sign this proxy as name(s) appears on the reverse side, and return it promptly, whether or not you plan to attend the annual meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.